As filed with the Securities and Exchange Commission on July 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORCKIT COMMUNICATIONS LTD.
(Exact name of registrant as specified in its charter)

N/A
(Translation of registrant’s name into English)

Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

126 Yigal Allon Street
Tel-Aviv 67443, Israel
Telephone: (972) 3-696-2121
(Address and telephone number of registrant’s principal executive offices)

Puglisi Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name,address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Gold, Esq.	Yehuda M. Levy, Adv.
Manuel G.R. Rivera, Esq.	Adam M. Klein, Adv.
Fulbright & Jaworski L.L.P.	Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
666 Fifth Avenue	2 Weizmann Street
New York, New York 10103	Tel-Aviv 64239, Israel
Telephone: (212) 318-3000	Telephone: (972) 3-608-9839
Facsimile: (212) 318-3400	Facsimile: (972) 3-608-9855

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐____________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐____________

        If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Subscription rights to purchase ordinary shares, no par value	N/A	N/A	N/A	$0(1)
Warrants to purchase ordinary shares, no par value	N/A	N/A	N/A	$0(1)
Ordinary shares, no par value, issuable upon exercise of subscription rights	6,000,000 (2)	$3.48(3)	$20,880,000(3)
Ordinary shares, no par value, issuable upon exercise of warrants	3,000,000 (2)	$3.48(3)	$10,440,000(3)
			$31,320,000(3)	$1,747.66

(1)	The subscription rights and warrants are being issued without separate consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.
(2)	All ordinary shares of the registrant carry bonus rights to purchase ordinary shares under specified circumstances. Such bonus rights are attached to and trade with the ordinary shares. Value attributable to such rights, if any, is reflected in the market price of the ordinary shares. Pursuant to Rule 416 under the Securities Act, there are also being registered hereby an additional indeterminate number of ordinary shares as may be issuable to prevent dilution from stock splits, stock dividends and similar transactions.
(3)	Estimated solely for purposes of computing the amount of the registration fee in accordance with Rules 457(c) and (g) under the Securities Act, on the basis of the high and low sale prices of $3.59 and $3.37, respectively, of the registrant’s ordinary shares as quoted on the NASDAQ Global Market on July 2, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2009

PRELIMINARY PROSPECTUS

ORCKIT COMMUNICATIONS LTD.

Subscription Rights to Purchase Up to [      ] Ordinary Shares
and Warrants to Purchase Up to [      ] Ordinary Shares

        We are distributing at no charge to the holders of our ordinary shares on [    ], 2009, which we refer to as the record date, subscription rights to purchase up to an aggregate of [    ] of our ordinary shares and warrants to purchase an aggregate of up to [    ] of our ordinary shares. We will distribute to you one right for every [    ] ordinary shares that you own on the record date. No fractional rights will be issued in the rights offering.

        Each right entitles the holder to purchase, at the subscription price specified in the table below, one ordinary share and warrants to purchase [   ] ordinary shares with the terms described below. Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a holder to subscribe for additional rights equal to up to [   ]% of the rights for which such holder was otherwise entitled to subscribe. Rights may only be exercised for whole numbers of ordinary shares and warrants; no fractional ordinary shares or warrants for fractional ordinary shares will be issued in the rights offering.

        Holders who exercise subscription rights will receive, for each subscription right exercised, one ordinary share, a [ ]-year warrant to purchase [ ] of an ordinary share at the exercise price per share specified in the table below and a [ ]-year warrant to purchase [ ] of an ordinary share at the exercise price per share specified in the table below. The subscription price, the number of shares that must be owned to receive one right, the number of shares and warrants to be issued for each right exercised and the exercise prices of the warrants have been set by us.

        The rights will expire at 5:00 p.m., New York City time, on [ ], 2009, which we refer to as the expiration date. We may extend the period for exercising the rights for up to an additional 30 trading days in our sole discretion. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights. There is no minimum subscription amount required for consummation of the rights offering.

        You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

        The subscription rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law, and will not be listed on any trading market.

        Our ordinary shares are traded on the NASDAQ Global Market and the Tel-Aviv Stock Exchange, which we refer to as the TASE, under the symbol “ORCT”. The last sale price of our ordinary shares on the NASDAQ Global Market on July 2, 2009 was $3.53 per share and the last sale price of our ordinary shares on the TASE on July 6, 2009 was NIS 12.70 per share. The ordinary shares issued in the rights offering and issuable upon exercise of the warrants will also be listed for trading on the NASDAQ Global Market and the TASE. We intend to list the warrants for trading on the NASDAQ Global Market and the TASE. Prior to this offering, there has been no public market for the warrants and we cannot assure you that an active trading market will develop.

	Subscription/Exercise Price (2)	Proceeds to Orckit Communications Ltd. (1)

Per subscription right	$	$
[ ]-year warrant (per share)	$	$
[ ]-year warrant (per share)	$	$
Total		$

(1)     Before deducting expenses payable by us estimated to be $[      ]. Assumes all subscription rights will be exercised in the rights offering, which may not be the case because shareholders may not exercise their subscription rights and over-subscription rights, and that all of the warrants will be exercised, which may not be the case.
(2) Represents a discount of [ ]% and [ ]% to the closing prices of our ordinary shares on the NASDAQ Global Market and the TASE, respectively, on [ ], 2009.

        Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 to read about factors you should consider before deciding whether to exercise your subscription rights.

        Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is      , 2009

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference herein is accurate only as of the date on the front cover of this prospectus or the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

        This prospectus has been prepared based on the requirements of the U.S. Securities Act of 1933, as amended, and the requirements of the Securities and Exchange Commission, or SEC, for Registration Statements on Form F-3. Section 35-29 of the Israeli Securities Law, 5728-1968, authorizes the Israeli Securities Authority, or the ISA, to grant an exemption to companies that are dually-listed on the TASE and certain foreign stock exchanges, including the NASDAQ Global Market (under Chapter E3 of the Israeli Securities Law), that offer their securities to the public in Israel pursuant to a prospectus from the requirements of the Securities Regulations (Prospectus Details, Format and Form), 5729-1969. We intend to request such an exemption in connection with this rights offering.

i

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

        The following are examples of what we anticipate may be common questions about the rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks relating to the rights offering, our business and industry, our operations in Israel and ownership of our ordinary shares.

        Exercising the rights and warrants and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page [ ] of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

    Q:       What is a rights offering?

    A:        A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company to buy a proportional number of additional securities at a given price. We are distributing to holders of our ordinary shares, at no charge, as of the close of business on the record date ([ ], 2009), subscription rights to purchase up to an aggregate of [ ] of our ordinary shares and warrants to purchase an aggregate of up to [ ] of our ordinary shares. You will receive one subscription right for every [ ] ordinary shares you own at the close of business on the record date. The subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic instruments issued through the facilities of the Depository Trust Company, or DTC, in the United States and the TASE Clearinghouse in Israel.

    Q:       Why are we undertaking the rights offering, and how will we use the proceeds from the rights offering?

    A:        We are making the rights offering to raise funds primarily for general working capital purposes. We had approximately $56.6 million of cash, cash equivalents, bank deposits, and marketable securities, current, as of March 31, 2009.

        The rights offering provides our existing shareholders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

    Q:       How much money will Orckit raise as a result of the rights offering?

    A:        Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $[ ] million, after deducting expenses related to the rights offering payable by us, estimated at approximately $[ ]. Assuming the exercise of all of the warrants issued if the rights offering is fully subscribed, we would receive additional proceeds of $[ ]. We cannot be sure that all rights will be purchased or that all warrants will be exercised.

    Q:       What is a right?

    A:        We will issue one right for every [ ] of our shares that you own on the record date. Each right carries with it a basic subscription right and an over-subscription right and entitles the holder of the right the opportunity to purchase, at the subscription price of $[ ] per right, (a) one ordinary share and (b) two warrants: (i) a [ ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[ ] per share, and (ii) a [ ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[ ] per share. The ratio between shares and warrants for which the rights are exercisable is fixed; you may not choose to receive more shares and less warrants or vice versa.

    Q.       May I transfer my subscription rights?

    A.        No. The subscription rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law. There will be no “trading day” on the TASE (or any other stock market) for the subscription rights.

    Q:       What is a basic subscription right?

    A:       Each basic subscription right gives you the opportunity to purchase one of our ordinary shares and warrants to purchase [   ] of our ordinary shares. You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

        For example, if you own [      ] of our ordinary shares on the record date and you are granted one right for every [      ] ordinary shares you own at that time, then you would have the right to purchase, at an aggregate price of up to $[    ], up to [      ] ordinary shares, a [ ]-year warrant to purchase up to [      ] ordinary shares and a [ ]-year warrant to purchase up to [      ] ordinary shares.

        If you hold your ordinary shares in the name of a broker, dealer, bank or other nominee who uses the services of the DTC or the TASE Clearinghouse, then DTC or the TASE Clearinghouse, as the case may be, will credit the account of the nominee with one right for every ordinary share you own at the record date.

    Q:       What is an over-subscription right?

    A:        If you elect to purchase all of the securities available to you pursuant to your basic subscription right, you may also elect to subscribe for additional rights that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights, subject to a pro rata adjustment if over-subscription requests exceed the number of unsubscribed rights, as more fully described below. The over-subscription right allows a holder to subscribe for additional rights equal to up to [ ]% of the rights for which such holder was otherwise entitled to subscribe.

        For example, if you own [     ] of our ordinary shares on the record date, and exercise your basic subscription right to purchase all (but not less than all) [     ] ordinary shares, [ ]-year warrants to purchase [     ] shares and [ ]-year warrants to purchase [     ] shares which are available for you to purchase, then you may also concurrently exercise your over-subscription right to purchase up to [     ] additional ordinary shares and warrants to purchase [     ] shares that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights, subject to the pro rata adjustments described below. Accordingly, if your basic and over-subscription rights are exercised and honored in full, you would receive a total of [     ] ordinary shares, [ ]-year warrants to purchase [     ] shares and [  ]-year warrants to purchase [     ] shares in the rights offering. Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.

    Q:       How many warrants will I receive if I exercise my subscription rights?

    A:        Holders who exercise subscription rights will receive, for each subscription right exercised, a [ ]-year warrant to purchase [ ] of an ordinary share at the exercise price of $[ ] per share and a [ ]-year warrant to purchase [ ] of an ordinary share at the exercise price of $[ ] per share.

        For example, if you receive [ ] ordinary shares pursuant to the exercise of your basic subscription rights and over-subscription rights, then you will receive (i) a [  ]-year warrant to purchase [       ] ordinary shares at an exercise price of $[  ] per share and (ii) a [  ]-year warrant to purchase [       ] ordinary shares at an exercise price of $[  ] per share.

    Q:        Who may participate in the rights offering?

    A:        Only holders of record of our ordinary shares as of [ ], 2009 are entitled to participate in the rights offering.

     Q:       What happens if there is an insufficient number of shares to satisfy the over-subscription requests?

    A:        After we allocate ordinary shares and warrants reserved for the rights offering to the rights holders who exercised their basic subscription rights, we will allocate the remaining available ordinary shares and warrants pro rata among rights holders who exercised their respective over-subscription rights, based on the number of over-subscription rights to which they subscribed. The allocation process will assure that the total number of remaining shares available for basic and over-subscriptions is distributed on a pro rata basis. The percentage of remaining ordinary shares and warrants each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole ordinary shares and warrants. Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

    Q:        Will the officers, directors and significant shareholders of Orckit be exercising their rights?

    A:        Our officers, directors and greater than 5% beneficial shareholders may participate in the rights offering, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate. Each of Izhak Tamir and Eric Paneth has indicated that he intends to exercise his basic subscription right in full, and to exercise his over-subscription right to purchase up to [       ] additional rights.

    Q:       Will the subscription rights and the ordinary shares and warrants that I receive upon exercise of my rights be tradable on the NASDAQ Global Market or the TASE?

    A:        Our ordinary shares are quoted on the NASDAQ Global Market and the TASE under the ticker symbol “ORCT.” The ordinary shares issued in the rights offering and issuable upon exercise of the warrants will also be listed for trading on the NASDAQ Global Market and the TASE. We intend to list the warrants for trading on the NASDAQ Global Market and the TASE. Prior to this offering, there has been no public market for the warrants and we cannot assure you that an active market will develop. However, the subscription rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law, and will not be listed on any trading market.

     Q:       How do I exercise my basic subscription right and over-subscription right?

    A:        Shortly after the effective date of this prospectus, we will send a rights certificate to each holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company, the transfer agent of our ordinary shares, which is also acting as the U.S. subscription agent for the rights offering. The rights certificate will evidence the number of the rights applicable to each holder and will be accompanied by a copy of this prospectus.

        If you are a record holder of our ordinary shares and you wish to exercise your subscription rights, you should complete the exercise form on the back of the rights certificate and send the certificate, accompanied by the subscription price, to the U.S. subscription agent. The subscription rights certificate, together with full payment of the subscription price, must be received by the U.S. subscription agent on or prior to the expiration date of the rights offering.

        In order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional rights you are willing to exercise pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right. All funds from over-subscription rights that are not honored will be promptly returned to investors, without interest or deduction.

        If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

        If you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices in Tel Aviv, Israel, accompanied by evidence of a wire transfer or a check drawn on a bank located in Israel payable to Orckit Communications Ltd. Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment. The subscription rights certificate, together with full payment of the subscription price, must be received by us on or prior to the expiration date of the rights offering.

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearinghouse), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

    Q:        Am I required to subscribe in the rights offering?

    A:        No. You may exercise any number of your subscription rights, or you may choose not to exercise subscription rights at all.

    Q:        What happens if I choose not to exercise my subscription rights?

    A:        You will retain your current number of ordinary shares even if you do not exercise your basic subscription rights. However, if you do not exercise your basic subscription right in full, the percentage of our ordinary shares that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their subscription rights.

    Q:        When will the rights offering expire?

    A:        The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on [ ], 2009, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. See “The Rights Offering – Expiration of the Rights Offering and Extensions.” We or the U.S. subscription agent must actually receive all required documents and payments before that time and date.

     Q:        Will Orckit be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

     A:        No. There is no minimum subscription requirement to consummate the rights offering.

    Q:        Is exercising my subscription rights risky?

    A:        The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our ordinary shares and warrants) involves a high degree of risk. Exercising your subscription rights means buying ordinary shares and warrants and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

     Q:        After I exercise my subscription rights, can I change my mind and cancel my purchase?

    A:        No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $[ ] per share subscription price, unless we amend the terms of the rights offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares and warrants at the proposed subscription price. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

     Q:        Can the board of directors cancel, terminate or amend the rights offering?

    A:        Yes. Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing shareholders will be promptly returned, without interest or deduction.

        We may amend or modify the terms of the rights offering (including the maximum number of ordinary shares and/or warrants we may issue in the rights offering, the subscription price per share to be paid to exercise your subscription rights and the terms of the warrants) at any time in our sole discretion. We may also extend the expiration date of the rights offering for any reason in our sole discretion. If we amend or modify certain terms of the rights offering, then we will extend the expiration date of the rights offering.

    Q:       What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

    A:        Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

     Q:        Will I be charged a sales commission or a fee if I exercise my subscription rights?

    A:        We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights and/or sell any underlying ordinary shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

     Q:        What is the recommendation of the board of directors regarding the rights offering?

    A:        None of Orckit, our board of directors or the U.S. subscription agent are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

    Q:        How were the terms of the rights offering established?

    A:        The subscription price, the number of shares that must be owned to receive one right, the number of shares and warrants to be issued for each right exercised and the exercise prices of the warrants were set by our board of directors. In determining the various terms of the rights offering, our board of directors considered, among other things, our cash needs, the historical and current market price of our ordinary shares, the fact that the rights will not be transferable but that holders of rights will have an over-subscription right, the terms and expenses of the rights offering relative to other alternatives for raising capital, the size of the rights offering and the general condition of the securities market. Based upon the factors described above, our board of directors determined that the various terms of the rights offering were appropriate.

    Q:        What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

    A:        A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material U.S. Federal Income Tax Considerations.”

    Q:        What are the Israeli income tax consequences of receiving or exercising my subscription rights?

    A:        An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights. However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Certain Israeli Tax Considerations.”

     Q:        How many ordinary shares will be outstanding after the rights offering?

    A:        The number of ordinary shares that will be outstanding on a non-fully diluted basis immediately after the completion of the rights offering will be [ ] ordinary shares, assuming full participation in the rights offering. The number of ordinary shares that will be outstanding on a non-fully diluted basis would be [ ] ordinary shares, assuming full exercise of the warrants issued if the rights offering is fully subscribed.

    Q:        If I exercise my subscription rights, how will I receive ordinary shares and warrantspurchased in the rights offering?

    A:        Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares and warrants acquired in the rights offering credited to the account of such nominee. With respect to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, share certificates for all ordinary shares and warrant certificates for all warrants received will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

    Q:        Who is the U.S. subscription agent for the rights offering?

     A:        The U.S. subscription agent is American Stock Transfer & Trust Company. The address for delivery to the U.S. subscription agent is as follows:

By Mail or Overnight Courier:
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Attention: Reorganization Department

By Hand Delivery:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Reorganization Department

Your delivery to the U.S. subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

    Q:        What should I do if I have other questions?

    A:        If you have any questions or need further information about the rights offering, please contact our Information Agent for the rights offering, MacKenzie Partners, Inc., at (212) 929-5500 (collect) or toll-free at (800) 322-2885, or, if you are located in Israel, you may also contact our [ ] at +972-3-[ ], during their respective normal business hours. For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. Unless we indicate otherwise in this prospectus, references to “Orckit,” “we,” “us” and “our” mean Orckit Communications Ltd. and its subsidiaries.

Our Business

        We develop, market and sell telecommunication transport equipment capable of supporting the growing capacity demands for high bandwidth video services, including HDTV, Internet Protocol television, or IPTV, and video on demand, or VOD, interactive television (together known also as “video services”), as well as other types of data services and voice services, whether transmitted over wireline or cellular networks, in metropolitan networks. Our target customers are telecommunications service providers active in metropolitan areas.

        Our CM-100 and CM-4000 product lines are designed to enable the provision and management of data, video and voice transport services in an efficient manner that is expected to reduce the costs of transport service providers. Supporting fiber-optic infrastructures, the CM-100 supports a wide range of interfaces for video, data and voice.

        The CM-4000 became commercially available in 2008. It provides multi-service capabilities and reliability similar to the CM-100, while offering higher bandwidth support, greater Ethernet user interface density and a wider range of services compared to the CM-100.

        Our CM-100 and CM-4000 metropolitan product lines are optical transport solutions that are designed to handle not only the growing demand for video and data services by telecommunications company customers and small to medium size businesses, but also support most traditional voice services, in compliance with the technical specifications required by existing synchronous voice transmission on optical media, or SONET or SDH. The CM-100 and CM-4000 product lines are designed to provide the benefits of both Ethernet and SONET (or SDH) protocols. The product lines are also designed to avoid integrating costly protocol-dependant routing and switching functionalities that are generally required in adapting SONET platforms to support data traffic, as well as the costs of adapting additional Ethernet platforms to handle packet-based traffic.

        We focus on the need of metropolitan area networks designed in a ring configuration that primarily addresses a transmission capacity of 10 or more Gigabits per second, or Gbps. A majority of metropolitan area rings are currently operating at a capacity of 2.5 Gbps or below because they were primarily designed to address voice traffic and, since 1998, to support high speed Internet connection services. It is expected that unicast traffic will increase in metro networks due to higher demand for video services such as Video on Demand and IPTV. This is expected to drive the need for growth in network capacity.

        The CM-100 product line was first delivered for commercial deployment in 2004. In 2004, this product was selected for commercial deployment by KDDI Corporation in Japan, a major telecom carrier in Japan. Sales in Japan are made through distributors. Sales to KDDI accounted for approximately 97.2% of our revenues in 2006, 99.3% in 2007 and 45.5% in 2008. KDDI has deployed the CM-100 product line as part of a nation-wide build up in Japan of an advanced metro network that is expected to carry “quadruple play” services which are a bundled offering of voice services, Internet access and a range of video and other media video services, all based on IP protocols.

        In February 2008, our CM-100 and CM-4000 product lines were selected by Media Broadcast GmbH as a network infrastructure building block for network solutions deployed by Deutsche Telekom’s wholesale business unit, and leased to a leading cable operator in Germany. First deployments in two regions began in 2008. Further expansion and its scope are subject to the cable operator decision.

        In July 2008, we announced that our CM-100 and CM-4000 were selected by three new customers. Two of these new customers are global carriers, who selected the CM-100 for metro upgrades in the U.S. and Europe, and the other carrier selected both CM-100 and CM-4000 for its metro build-out in Eastern Europe. Deliveries in low volume to all three customers began in 2008.

        In September 2008, our CM-100 was selected by Korea’s Hanaro Telecom (now called SKB) as their main network infrastructure building block for their premium IPTV services. Deployment of our CM-100 in Korea started in late 2008.

        In October 2008, we launched the newest addition to the CM-4000 product line. The CM-4140 is a cost-optimized, low-power and small-footprint MPLS-based carrier ethernet transport switch. It offers a full suite of carrier-class Ethernet and TDM services for aggregating residential multi-play services, business connectivity and mobile backhaul applications. We believe that it offers a combination of price, power and footprint that compares favorably to competitive solutions. The CM-4140 is designed to address the needs of Tier 2 and Tier 3 carriers, as well as complement our existing product line offerings. In 2008, we received an initial order for the CM-4140 which began shipping in late 2008.

        In 2008, we continued our sales and marketing efforts through offices in Israel, Japan, Korea and the United States.

        In 2008, we continued sales and marketing efforts in selected additional markets in Europe, India and began sales in Latin America through our headquarters in Tel Aviv, Israel. We expect our product lines to offer benefits to carriers in these markets as they are in the early phases of implementing high-bandwidth networks for TV and video services.

        We participated in a tender for communications equipment in a country located in the Asia Pacific region. We submitted the CM 4000 product line in the tender through two OEM channels. During the first quarter of 2009, the end customer selected our two OEM channels. There is no assurance our products will be purchased by the end customer. Even if our products are purchased by the end customer, we cannot determine the amount or timing of any purchases that may be made by the end customer.

Our Address and Telephone Number

        Orckit Communications Ltd. was incorporated in 1990 under the laws of the State of Israel. Our principal executive offices are located at 126 Yigal Allon Street, Tel-Aviv 67443 Israel and our telephone number is (972-3) 696–2121. Our agent in the United States, Puglisi Associates, is located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

The Rights Offering

Securities Offered	We are distributing at no charge to the holders of our ordinary shares on [ ], 2009, which we refer to as the record date, subscription rights to purchase up to an aggregate of [ ] of our ordinary shares and warrants to purchase an aggregate of up to [ ] of our ordinary shares. We will distribute one right to the holder of record of every [ ] ordinary shares that are held by the holder of record on the record date. Based on [ ] shares outstanding on the date hereof, we will issue approximately [ ] rights in the rights offering. We expect the total subscription price for the subscription rights offered in the rights offering to be $[ ], assuming full participation in the rights offering, of which no assurance can be given.

Basic Subscription Right	Each right, which we refer to as the basic subscription right, entitles the holder to purchase, for the subscription price of $[ ], one ordinary share, a [ ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[ ] per share and a [
]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[] per share. Rights may only be exercised for whole numbers of ordinary shares and warrants; no fractional ordinary shares or warrants for fractional ordinary shares will be issued in the rights offering. Instead, any fractional shares will be rounded down to the nearest whole share.

Over-Subscription Right	Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a holder to subscribe for additional rights equal to up to
[ ]% of the rights for which such holder was otherwise entitled to subscribe.

Warrants	Holders who exercise subscription rights in the rights offering will receive, in addition to one ordinary share for each right exercised,
(i) a [ ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[ ] per share, subject to adjustment; and (ii) a
[ ]-year warrant to purchase [ ] of an ordinary share at an
exercise price of $[ ] per share, subject to adjustment.

Record Date	Close of business on [ ], 2009.

Commencement Date of Subscription Period	[ ], 2009.

Expiration Date of Subscription Period	5:00 p.m., New York City time, on [ ], 2009, unless
extended by us as described in this summary below under
"--Extension, Termination and Amendment." Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights.

Subscription Price	$[ ] per right, payable in immediately available funds.

Use of Proceeds	The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used for general working capital purposes.

Transferability	The rights may not be sold or transferred except for being
transferable to affiliates of the recipient and by operation of law.

No Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights. Please see the section of this prospectus entitled "Risk Factors" for a discussion of some of the risks involved in investing in our securities.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

No Revocation	If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid, unless we amend the terms of the rights offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date.

U.S. Federal Income Tax Considerations	A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights. You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see
"Material U.S. Federal Income Tax Considerations."

Israeli Income Tax Considerations	An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see "Certain Israeli Tax Considerations."

Extension, Termination and Amendment	Extension. Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any extension of the rights offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Termination; Cancellation. We may cancel or terminate the rights offering at any time and for any reason prior to the expiration date.
Any termination or cancellation of the rights offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the termination or cancellation.

Amendment. We also reserve the right to amend or modify the terms of the rights offering (including the maximum number of ordinary shares and/or warrants we may issue in the rights offering, the subscription price per share to be paid to exercise your subscription rights) and the terms of the warrants at any time in our sole discretion. If we amend or modify certain terms of the rights offering, then we will extend the expiration date of the rights offering, to the extent required by law.

Procedure for Exercising Rights	If you are the record holder of our ordinary shares, to exercise your rights you must complete the subscription rights certificate and deliver it to the U.S. subscription agent, American Stock Transfer &
Trust Company, together with full payment for all the subscription rights (pursuant to both the basic subscription right and the over-subscription right) you elect to exercise. The U.S.
subscription agent must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices in Tel Aviv, Israel, accompanied by evidence of a wire transfer or a check drawn on a bank located in Israel payable to
Orckit Communications Ltd. Payment to us may be denominated in U.S.
dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment. If you are a beneficial owner of our ordinary shares, you should instruct your broker, dealer, bankor other nominee in accordance with the procedures described in the section of this prospectus entitled
"The Rights Offering – Methods for Exercising Rights--Shareholders Whose
Ordinary Shares are Held by a Nominee."

U.S. Subscription Agent	American Stock Transfer & Trust Company

Israeli Subscription Agent	Tel Aviv Stock Exchange Clearinghouse

Questions	If you have any questions or need further information about the rights offering, please call our Information Agent for the rights offering, MacKenzie Partners, Inc., at (212) 929-5500 (collect) or toll-free at (800) 322-2885, or, if you are located in Israel, you may also contact our [ ] at +972-3-[ ], during
their respective normal business hours.

Shares Outstanding on the Date Hereof	[ ] shares as of the date of this prospectus (which excludes ordinary shares issuable upon the exercise of outstanding
options or the conversion of our convertible subordinated notes or the implementation of our shareholder bonus rights plan).

Shares Outstanding after Completion of the Rights Offering	Up to [ ] of our ordinary shares will be outstanding,
assuming exercise of all subscription rights issued in the rights offering. Up to [ ] of our ordinary shares will be
outstanding, assuming exercise of all subscription rights issued in the rights offering and exercise of all related warrants issued in the rights offering. (These amounts exclude ordinary shares issuable upon the exercise of outstanding options or the conversion of our convertible subordinated notes or the implementation of our
shareholder bonus rights plan).

Issuance of our Ordinary Shares and Warrants	If you purchase ordinary shares pursuant to the basic or
over-subscription right, we will issue certificates representing the ordinary shares to you or DTC in the United States, or to the TASE
Clearinghouse in Israel, on your behalf, as the case may be, promptly following the expiration of the rights offering.

Risk Factors	Investing in our securities involves a high degree of risk.
Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled "Risk Factors."

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Trading	Our ordinary shares are quoted on the NASDAQ Global Market and the
TASE under the ticker symbol "ORCT." The ordinary shares issued in the rights offering and issuable upon exercise of the warrants will also be listed for trading on the NASDAQ Global Market and the TASE.
We intend to list the warrants for trading on the NASDAQ Global
Market and the TASE. Prior to this offering, there has been no public market for the warrants and we cannot assure you that an active market will develop.

RISK FACTORS

        We are subject to various risks and uncertainties relating to or arising out of the nature of our business and general business, economic, financing, legal and other factors or conditions that may affect us. We believe that the occurrence of any one or some combination of the following factors could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Risks Relating to the Rights Offering

Your interest in our company may be diluted as a result of the rights offering.

        Holders of ordinary shares who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

Completion of the rights offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in the rights offering.

        Completion of the rights offering is not subject to us raising a minimum offering amount. As such, proceeds from the rights offering may not be sufficient to meet the objectives we state in this prospectus, or other corporate goals that we may set.

None of our officers, directors or significant shareholders are obligated to exercise their subscription right and, as a result, the rights offering may be undersubscribed.

        As of June 15, 2009, Eric Paneth, our Chief Executive Officer, and Izhak Tamir, our Chairman and President, each beneficially owned an aggregate of 1,679,267 ordinary shares representing 9.9% of our outstanding ordinary shares, including 480,000 ordinary shares issuable upon the exercise of options that are currently vested, of which 60,000 options have no exercise price and 420,000 options have an exercise price of $27.14. As a group, our officers and directors beneficially owned approximately 22.4% of our ordinary shares as of June 15, 2009. None of our officers, directors or significant shareholders are obligated to participate in the rights offering, although each of Mr. Paneth and Mr. Tamir has indicated that he expects to exercise his basic subscription right in full and to exercise his over-subscription right to purchase up to [          ] additional rights. Our other officers or directors may elect not to exercise their basic or over-subscription rights to purchase any ordinary shares and related warrants issued in connection with the rights offering.

The rights offering may cause the price of our ordinary shares to decrease.

        The subscription price, together with the number of ordinary shares we propose to issue and ultimately will issue if the rights offering is completed and the additional ordinary shares which are issuable upon exercise of the warrants, may result in an immediate decrease in the market value of our ordinary shares.  This decrease may continue after the completion of the rights offering.  If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price.  Further, if a substantial number of rights are exercised and the holders of the ordinary shares received upon exercise of those rights choose to sell some or all of those ordinary shares, the resulting sales could depress the market price of our ordinary shares.  Following the exercise of your rights or warrants you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price or the applicable exercise price, respectively.

There is currently no public market for the warrants, and an active trading market may not develop. The failure of a market to develop for the warrants could adversely affect the liquidity and value of your warrants, and the trading prices for the warrants could be directly affected by the trading prices for our ordinary shares, which are impossible to predict.

        The warrants are a new issue of securities, and there is no existing market for the warrants. We intend to list the warrants for trading on the NASDAQ Global Market and the TASE. However, we cannot assure you that an active market will develop. If an active, liquid market does not develop for the warrants, the market price and liquidity of the warrants may be adversely affected.

        The liquidity of the trading market, if any, and future trading prices of the warrants will depend on many factors, including, among other things, the market price of our ordinary shares relative to the exercise price of the warrants, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

Exercise of the warrants and resale of the ordinary shares issuable upon exercise of the warrants will be subject to restrictions.

        No warrants will be exercisable and the ordinary shares issued upon exercise of the warrants may not be resold, unless at the time of exercise or resale an SEC registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agency Agreement, we have agreed to meet these conditions and use our reasonable efforts to maintain an effective registration statement and a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if these conditions are not maintained.

You could be committed to buying ordinary shares above the prevailing market price.

        Once you exercise your basic and any over-subscription rights, you may not revoke such exercise (unless we amend the terms of the rights offering, other than extending the expiration date) even if you later learn information that you consider to be unfavorable to the exercise of your rights.  The market price of our ordinary shares may decline prior to the expiration of the rights offering or a subscribing rights holder may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

        If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

        We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the U.S. subscription agent or us.  If we terminate the rights offering and you have not exercised any rights, such rights will expire worthless.

Our ordinary share price may be volatile as a result of the rights offering.

        The trading price of our ordinary shares may fluctuate substantially.  The price of the ordinary shares that will prevail in the market after the rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the factors described under “ – Risks Relating to the Ownership of our Ordinary Shares – Our stock price has fluctuated significantly and could continue to fluctuate significantly.”

The subscription price and warrant exercise prices determined for the rights offering are not an indication of the value of our ordinary shares.

        The subscription price and warrant exercise prices for the ordinary shares in the rights offering were set by our board of directors and do not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price or warrant exercise prices as an indication of the value of our ordinary shares.  After the date of this prospectus, our ordinary shares may trade at prices above or below the subscription price or the exercise prices of the warrants.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

        We plan to use the proceeds of the rights offering primarily for general working capital purposes. We will not be restricted to such uses and will have broad discretion in determining how the proceeds of the rights offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering.  Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

        Holders of record of our ordinary shares who desire to purchase our ordinary shares and warrants in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the U.S. subscription agent or us prior to 5:00 p.m., New York City time, on the expiration date, unless extended.  If you are a beneficial owner of ordinary shares and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

        If you fail to follow the subscription procedures that apply to your exercise in the rights offering, we may, depending on the circumstances, reject your subscription or accept it only partially.  Neither we, the U.S. subscription agent nor the TASE Clearinghouse undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive any or all of the amount of rights for which you over-subscribed.

        Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights equal to up to [ ]% of the rights for which such holder was otherwise entitled to subscribe.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed.  You may not receive any or all of the amount of rights for which you over-subscribed.  If the pro rated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the U.S. subscription agent or us on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase ordinary shares and warrants in the rights offering.

        Any uncertified check used to pay for shares and warrants to be issued in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for rights by uncertified check and your check has not cleared prior to the expiration date of the rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the ordinary shares and warrants you wish to purchase.

The receipt of rights may be treated as a taxable distribution to you.

        The distribution of subscription rights in the rights offering likely will be non-taxable under U.S. federal income tax laws. Please see the discussion under “Material U.S. Federal Income Tax Considerations” below. This position is not binding on the IRS or the courts, however, and if the rights offering were deemed to be part of a “disproportionate distribution” under U.S. income tax laws, a U.S. holder’s receipt of subscription rights in the rights offering could be taxable as a dividend in an amount equal to the fair market value of the subscription rights to the extent of our current and accumulated earnings and profits, if any. If the fair market value of the subscription rights exceeds our current and accumulated earnings and profits, the excess would be treated as a return of capital to the extent thereof and then as capital gain. Each U.S. holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it. The distribution of subscription rights in the rights offering likely will be non-taxable under Israeli income tax laws. Please see the discussion under “Certain Israeli Tax Considerations” below. However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering. Each Israeli resident holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

Risks Relating to Our Business and Industry

We have a history of substantial losses. We may experience additional losses in the future.

        In 2004, we incurred significant research and development expenses addressing the development of the metro CM-100 product, a new telecom equipment product addressing high transmission of data for the metropolitan area. We began to recognize revenues from sales of CM-100 products in 2004. We were able to generate both operating income and net income for the first time in 2005, as well as in 2006, although at much lower levels than in 2005. In 2007 and 2008, we incurred operating losses of approximately $32 million in 2007 and $34 million in 2008 due to a significant decrease in revenues from our only material customer at that time. We also recognized significant net losses in each of those years. We reported an operating loss of $6.0 million and a net loss of $4.1 million in the first quarter of 2009 and it is likely that we will recognize both an operating and a net loss for the full 2009 year. We cannot be sure that we will be able to return to profitability.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

        The current economic and credit crisis is having a significant negative impact on business around the world. The impact of this crisis on the technology industry and our major customers has been quite severe. Conditions may continue to be depressed or may be subject to further deterioration which could lead to a further reduction in consumer and customer spending overall, which could have an adverse impact on sales of our products. A disruption in the ability of our significant customers to access liquidity could cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction in their orders of our products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our results of operations and liquidity. In addition, any disruption in the ability of customers to access liquidity could lead customers to request longer payment terms from us or long-term financing of their purchases from us. If we are unable to grant extended payment terms when requested by customers, our sales could decrease. Granting extended payment terms or a significant adverse change in a customer’s financial and/or credit position would have an immediate negative effect on our cash balance, and could require us to assume greater credit risk relating to that customer’s receivables or could limit our ability to collect receivables related to purchases by that customer. As a result, our reserves for doubtful accounts and write-offs of accounts receivable may increase.

Our revenues from 2004 through 2007 were dependent on sales of one product line to one telecom carrier in Japan which remained a significant customer in 2008. The significant decrease in revenues from this customer materially adversely affected our results of operations in 2006, 2007 and 2008. In 2008, approximately 44% of our revenues were from another customer in Germany. The loss of either of these customers, or a decrease in purchases by either of them, could have a material adverse effect on our results of operations. We expect to depend on sales of this product line to a limited number of customers for the substantial majority of our revenues in 2009.

        Almost all of our revenues from 2004 through 2008 were the result of the sales of our metro products, the CM-100. Approximately 97.2% of our revenues in 2006, 99.3% of our revenues in 2007 and 45.5% of our revenues in 2008 were derived from sales of these metro products to KDDI, a Japanese telecom carrier. We do not know for how long a period of time KDDI will continue to purchase products from us, nor do we have any control or influence over the purchasing decisions of KDDI, including the quantities and timing of the deployment of the CM-100 product line in its network. KDDI purchased the CM-100 for initial coverage deployment in its metropolitan area network. It began significant deployment in late 2004, continuing through 2005. KDDI’s deployments of the CM-100 decreased in 2006 through 2008. We do not expect significant deployments by KDDI in 2009. In 2007, we introduced the CM-4000, a metro product with additional features and capabilities. We do not know if KDDI will choose to purchase our new CM-4000 product line.

        In 2008, our CM-100 and CM-4000 product lines were selected by Media Broadcast GmbH as a network infrastructure building block for network solutions deployed by Deutsche Telekom’s wholesale business unit, and leased to a leading cable operator in Germany. Media Broadcast, which was a subsidiary of Deutsche Telekom, began purchasing and deploying our products in 2008, becoming our second largest customer. Approximately 44.1% of our revenues in 2008 were derived from sales of metro products to Media Broadcast. There can be no assurance that the cable operator in Germany will continue to outsource the expansion of its network through Deutsche Telekom’s wholesale business unit. Deutsche Telekom sold Media Broadcast to Telediffusion de France in 2008. As a result, even if the cable operator outsources the expansion of its network through Deutsche Telekom’s wholesale business unit, there is no assurance that Deutsche Telekom will purchase products from Media Broadcast.

        We expect to depend on sales of our CM product line to a limited number of customers, including KDDI and Media Broadcast, for the substantial majority of our revenues in 2009. Demand for the CM product from our customers will likely be derived from growth in the number of subscribers for services offered by them, both for wireline and wireless subscribers. There can be no assurance that our customers will be successful in offering new services or securing additional subscribers. Sales to our customers are dependent on their success in offering new services and securing additional subscribers. Even if successful, there is no assurance that our customers, including KDDI and Media Broadcast, will continue to purchase our products or that they will not choose another vendor. Our revenues from KDDI were significantly reduced through 2008. This materially adversely affected our results of operations. The loss of either KDDI or Media Broadcast as a customer, or a significant decrease in revenues from either of them, would have a material adverse effect on our results of operations.

We need to make sales to additional customers and to develop additional products in order to become profitable.

        We will need to make sales to additional customers and to develop additional products in order to become profitable for any period of time. Since 2004, almost all of our revenues have been derived from our CM-100 product line. In 2008, we added a second product line, the CM-4000, which has only recently started to be commercially deployed in small quantities. We cannot be sure that we will be able to make significant sales of this product. While our products were selected by additional new customers, there is no specific obligation on any customer to purchase products from us. Thus, we cannot be sure of the amount of our products that will be purchased as a result of these selections, or the period of time over which our products may be purchased by any customers.

In late 2008, we reduced the number of our research and development personnel by approximately 40%. This reduction will limit our ability to develop new products and support new product requirements from existing and new customers.

        In late 2008, we reduced the number of our research and development personnel by approximately 40%. We expect to selectively slow down development of new capabilities for our CM-4000 platform, as well as for our CM-100 product line. We also expect to continue to focus on addressing requirements of our existing customers. We expect that this reduction in our research and development department could adversely impact our ability to secure new customers.

We require a significant amount of cash to fund our operating activities.

        We used cash in the amount of $31.1 million in 2006, $15.7 million in 2007 and $33.4 million in 2008 in our operating activities. Our use of cash in 2007 was lower than in 2006 and 2008 primarily because we received approximately $14.2 million in cash in 2007 in connection with the settlement of a commercial dispute related to our legacy operations. In 2009, we expect to continue to use a significant amount of cash in our operating activities. If we are not able to generate cash from our operations in future periods, we may need to obtain additional financing. We might not be able to secure additional funding, which could result in a further need to significantly reduce our expenditures for research and development and for sales and marketing.

We may need additional financing to operate or grow our business.

        We may need to raise additional capital to operate our business or continue our longer term expansion plans. The substantial cash required to fund our operating activities could impede our ability to fund our operations and to invest in our business. To the extent that we cannot fund our activities through our existing cash resources and any cash we may generate from operations, we may need to raise equity or debt funds through additional public or private financing or through arrangements with strategic partners in order to grow our business. We may not be able to obtain additional financing on acceptable terms or at all. This could inhibit our ability to operate or grow our business or cause us to reduce our expenditures for research and development and for sales and marketing, which could adversely affect our results of operations and our ability to grow.

We depend on third party distributors, mainly in Japan and Germany, for the sale of our products. If these distributors do not succeed in selling our products, or if we are not able to maintain our relationship with them, our results of operations will suffer.

        Our sales of products to KDDI are made through OKI Electric Industry Co., Ltd. and our sales in Germany are made through Media Broadcast GmbH. We are dependent on the marketing and sales efforts of our distributors to convince customers or end-users to purchase our products and to provide local support services. If a distributor terminates or adversely changes its relationship with us, we may be unsuccessful in replacing it. The loss of a distributor could impair our ability to sell our products and materially adversely affect our results of operations.

The purchasing patterns in the markets we address will likely result in our revenues being highly volatile.

        Sales of our product lines are dependent on the capital equipment expenditure budgets of telecom carriers for metro network equipment. The purchasing patterns of telecom carriers for this type of expansion project are subject to high volatility. Uncertainty with respect to consumer spending as a result of weak economic conditions could cause our customers to delay the placing of orders and slow the pace of reorders. We have experienced a concentrated and inconsistent pattern of purchasing by KDDI in Japan. We have limited experience with respect to the purchasing patterns of Media Broadcast. While product selections and subsequent deliveries may last several years, the purchasing pattern during the deployment period is highly uncertain and, accordingly, our revenues are likely to be subject to high volatility.

Substantially all of our sales are currently in Japan and Germany. We have limited experience in selling and servicing metro products in these countries. This lack of experience could materially adversely impact our results of operations.

        Substantially all of our sales through 2007 were in Japan, a country in which prior to 2004 we had no sales experience. In 2008, we began to make sales of our metro products in Germany. Telecom equipment sales in both countries are subject to high quality and strict delivery requirements. We have limited experience in making sales of metro products into these markets and could face business requirements for quality, delivery, service and support that we may not meet. Failure to meet these requirements could have a material adverse effect on our results of operations.

Successful introduction of service applications by telecommunication carriers that are expected to drive demand for our metro products could be delayed or slow to emerge.

        Service applications that drive the demand for our metro telecommunication products are related to the offering of video services, such as video-on-demand, HDTV and Internet TV, as well as other media services by telecommunication carriers over data networks. These types of services require very high bandwidth for packet-based transmissions and, as a result, require an upgrade of metropolitan, or metro, network equipment and access equipment. The availability of these services has begun to emerge in Asia, the United States and part of Europe, but is still limited in the breadth of services offered as well as in the number of subscribers. The launch of these services requires significant capital investment in equipment by telecom carriers in the access and metro networks for a range of products, as well as for content packages to be provided by the telecommunication carriers. Delays in the launch of these services or slow subscriber additions to these services will have an adverse effect on the demand for our metro products. If the growth of these services continues to be limited, we will be required to invest additional resources and use more cash in our research and development, as well as in marketing efforts, in an effort to attain and maintain a competitive position in these markets before we can benefit from commercial selection and revenues from our products. Telecommunication carriers could select solutions offered by our competitors to provide video services. Thus, even if the demand for video services increases, we cannot be sure that this increased demand will result in increased sales of our products.

A slow down in capital expenditures by telecommunications service providers had a material adverse effect on our results of operations in the past and may do so in the future.

        The global economic deterioration and economic uncertainty that began in 2008 is expected to result in a curtailment of capital investment by telecommunications carriers and service providers. Our results of operations could be materially affected by the current global economic environment. Consolidation of telecommunication carriers in the United States has led carriers to purchase from fewer telecommunication equipment vendors. We are currently experiencing a slow capital investment environment in Asia, the United States and Europe, which is likely to have a negative effect on the demand for new technologies and new types of equipment. This could significantly limit our ability to sell our products. A continued industry downturn could increase our inventories, decrease our revenues, result in additional pressure on the price of our products and prolong the time until we are paid, each of which could have a material adverse effect on our results of operations.

We plan to continue to invest substantial capital and other resources in the development and commercial launch of new telecom equipment.

        We intend to incur substantial expenses in the development of telecom solutions capable of supporting high bandwidth services in telecommunications networks located in metropolitan areas. Most of our research and development and other operating expenses in 2007 and 2008 were related to our CM-4000 products and we expect the CM-4000 to continue to constitute a significant part of our efforts in 2009 as well. In addition, we expect to allocate certain resources to address video solutions. Our expenditures with respect to the development of new telecommunications equipment could reduce our cash balances.

Our future growth will depend upon the acceptance of the technologies developed by us and the development of markets for our products.

        The markets for our products are dependent on carrier Ethernet, resilient packet ring, or RPR, multi protocol label switching, or MPLS, pseudo wire emulation, or PWE, and a range of other emerging technologies. These technologies address migration of synchronous transmission protocols to a metropolitan area Ethernet network that is not limited to synchronous transmission protocols and operates at 10 giga-bits per second and higher rates. We believe that these technologies will support the upgrade of existing metro networks on a cost efficient basis in order to provide IP transmission addressing high numbers of subscribers and multiple services at significantly higher transmission speeds than are currently available. The markets for our products are also dependent on the need to support legacy services and new data services over a single, unified metro network.

        The market for products based on carrier Ethernet, RPR, MPLS and PWE technologies in the metropolitan area may not fully develop, whether as a result of competition, adoption of alternative technologies or changes in technologies. Ethernet over fiber in the metro area, an alternative technology, has gained market share. In addition, changes in technology, such as reconfigurable Optical add-drop multiplexing, or ROADM, technology, has developed as an alternative technology which was recently selected as a prime network architecture for the metro network by major telecom carriers. Our future success depends on the acceptance of our products and technologies and the purchase of high-transmission services by the customers of telecommunications companies. We have no control over the development of these target markets. Even if our technologies are accepted, relationships with providers of telecommunications services must be developed in order to be successful. Furthermore, competing technologies in the targeted areas may be utilized in the majority of these target markets. This would leave us with a small market to address.

We may not be able to keep pace with emerging industry standards for products we are developing. This could make these products more costly or unacceptable to potential customers.

        Industry-wide standards for RPR, MPLS, PWE, as well as various aspects of the standards applicable to Ethernet, continue to be enhanced. We design our products to support these standards and evaluate new requirements as they are proposed by industry working groups. The adoption of standards different from those currently used by us could result in us having to incur additional time and expense in order for our products to comply with these standards. Standards may be adopted by various industry groups or may be proprietary and nonetheless accepted broadly in the industry. The failure to support evolving standards could limit acceptance of our products. Since these products will be integrated into networks consisting of elements manufactured by various companies, they must support a number of current and future industry standards and practices. It may take us a significant amount of time to develop and design products incorporating these new standards. We may also have to pay licensing fees to the developers of the technologies that constitute newly adopted standards. This would increase our expenses and could adversely affect our results of operations.

        Customers and potential customers may want their metropolitan area networks to be able to support the emerging MPLS Transport Profile, or MPLS-TP, standard. Currently we do not support this standard. This could limit the acceptance of our products by major carriers. If our two largest customers, KDDI and Media Broadcast, decide to implement MPLS-TP, our sales to these customers could be adversely affected.

Because telecommunications companies must obtain in-house and regulatory approvals before they can order our products, expected sales of our products to new customers or new products to existing customers are likely to be subject to a long sales cycle, which may harm our business.

        Before telecommunications companies can purchase our products, these products must undergo a lengthy approval process. Evaluations and modifications of our products to meet customers’ requirements are likely to take several years prior to commercial selection. Accordingly, we are required to submit enhanced versions of products undergoing the approval process and products in development for approval.

        The following factors, among others, affect the length of the approval process:

—	the time required for telecommunication companies to determine and publish specifications;

—	the complexity of the products involved;

—	the technological priorities and budgets of telecommunication companies; and

—	the regulatory requirements applicable to telephone companies.

        Delays in the product approval process could seriously harm our business and results of operation.

Because of rapid technological and other changes in the market for telecommunications products, we must continually develop and market new products and product enhancements while reducing production costs.

        The market for our products is characterized by:

—	rapid technological change;

—	frequent product introductions and enhancements;

—	evolving industry standards;

—	changes in end-user requirements; and

—	changes in services offered by telecommunication companies.

        Technologies or standards applicable to our products could become obsolete or fail to gain widespread, commercial acceptance, resulting in losses and inventory write-offs. Rapid technological change and evolving technological standards are resulting in relatively short life cycles for our products. Short life cycles for our products could cause decreases in product prices at the end of the product life cycle, inventory write-offs and a lower rate of return on our research and development expenditures. We may not be able to respond effectively to technological changes or new product introductions by others or successfully develop or market new products.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions or write downs and adversely affect our results of operations.

        Telecommunications companies typically require prompt delivery of products. Sales are typically shipped within a period of up to three months from the date we receive a purchase order. As a result, we may be required to maintain or have available sufficient inventory levels or make advance long lead-time component orders to satisfy anticipated demand on a timely basis. Rapid technological change, evolving industry standards or shifts in demand can also result in shorter life cycles for our inventory. The introduction of the CM-4000 product may result in reduction in the demand for CM-100 and faster obsolescence of related inventory. This increases the risk of decreases in selling prices, inventory obsolescence and associated write-offs, all of which could adversely affect our results of operations.

The market for our telecommunication products is intensely competitive. Because substantially all of our competitors have much greater resources than we have, it may be difficult for us to effect commercial sales or to achieve operating profitability.

        The market for our products is intensely competitive, and we expect competition to increase in the future. Many of our current and potential competitors are large and established companies and have better name recognition and greater financial, technical, manufacturing, marketing and personnel resources than we. Consolidation has increased the size and scope of a number of our competitors. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and results of operations. The expansion of research and design facilities in China and India, where engineering costs are significantly lower compared to the U.S., Western Europe or Israel, is expected to increase competition and price pressure for our products. In addition, it is also expected that manufacturers of telecom equipment in China will attempt to leverage their success in supplying telecom equipment to local carriers in Asia and will increase their marketing and sales efforts outside China.

        The competitors in our markets are numerous and we expect competition to increase in the future. The principal competitors for our products include Alcatel-Lucent, Ciena, Cisco Systems, Inc., ECI Telecom Ltd., Ericsson, Fujitsu, Huwaei, NEC, Nokia-Siemens Networks, Tellabs and UTStarcom.

Government regulation of telecommunication companies could adversely affect the demand for our products.

        Telecommunication regulatory policies affecting the availability of telephone companies’ services, and other terms on which telephone companies conduct their business, may impede the market penetration of our metro products. For example, our CM-100 and CM-4000 product lines address high bandwidth packets, and are dependent on new service offerings, such as video services, which require regulatory approvals for introduction by telecom carriers, including for the scope of content, service packages and tariffs. Telecommunication companies in the markets in other countries in which we may attempt to sell our products are also subject to evolving governmental regulation or state monopolies. Changes in laws or regulations in Japan, the U.S., Germany, the rest of Europe or elsewhere could materially adversely affect our ability, and the ability of our customers, to deploy our products.

Because a limited number of subcontractors manufacture and assemble our products and because we currently use one subcontractor to source components and provide other services, our business could suffer if we cannot retain or replace them.

        We use third-party subcontractors to assemble our products. We have not entered into multi-year agreements with assurances of supply with any of our suppliers or subcontractors.

        Our reliance on third-party subcontractors involves several risks, including:

—	the potential absence of adequate capacity if we are able to sell a significant amount of our products;

—	the unavailability of, or interruption in access to, certain process technologies;

—	reduced control over product quality, delivery, schedules, manufacturing yields and costs; and

—	higher per unit prices we could be charged for the manufacturing services we purchase based on the amount of services purchased.

        Shortages of raw materials or production capacity constraints at our subcontractors could negatively affect our ability to meet product delivery obligations and result in increased costs for affected products that we may not be able to recover. Use of subcontractors also involves the risk of reduced control over product quality, delivery schedules and manufacturing yields, as well as limited negotiating power to reduce costs.

        We currently use one subcontractor for component sourcing, inventory warehousing, board assembly, testing and shipment. As a result, we are highly dependent on this major subcontractor. We have recently switched to a new subcontractor and do not have significant experience dealing with this subcontractor. If we do not have a successful relationship with this subcontractor and need to switch to another subcontractor, we may not be able to timely satisfy our contractual obligations.

        In order to have an adequate supply of components with a long lead-time for delivery, we may order significant quantities of components in advance of receiving a purchase order from a customer. A shortage in the supply of key semiconductor and other components could affect our ability to manufacture and deliver our products and result in lower revenues. We may be unable to find alternative sources in a timely manner, if at all, if our major subcontractor were unwilling or unable to provide us with key components.

        In addition, supply from single source suppliers limits our ability to purchase components at competitive prices and could require us to maintain higher inventory levels. This could increase our need for working capital and could increase the risk of an inventory write-off. In addition, unless we can significantly increase our sales above 2008 levels, we may be charged higher per unit prices for the manufacturing services we purchase. In addition, we may also be charged higher per unit prices for certain components whose costs are unit sensitive. This would adversely affect our gross profit margins and results of operations. If we cannot obtain sufficient manufacturing services or key components as required, or develop alternative sources if and as required in the future, product shipments may be delayed or reduced. This could adversely affect our end-user relationships, business and results of operations.

We are subject to regulations that will require us to use components based on environmentally friendly materials. Compliance with these regulations will increase our costs and adversely affect our results of operations.

        We are subject to telecommunications industry regulations requiring the use of environmentally-friendly materials in telecommunications equipment. For example, pursuant to a European Union directive, known as the “RoHs5 regulations”, telecom equipment suppliers were required to stop using specified materials that are not “environmentally friendly” by July 1, 2006. We are compliant with RoHs5 regulations. In addition, telecom equipment suppliers are required under this directive to eliminate the lead solders from their products by 2010 (the “RoHs6 regulations”). We will be dependent on our suppliers for components and sub-system modules, such as semiconductors and printed circuit boards, to comply with these requirements. We have not yet fully complied with this directive. We will attempt to comply with the RoHs6 regulations by the end of 2009. If we are not compliant with the RoHs6 regulations on time, it may harm our ability to sell our products in Europe and in any other countries that may adopt this directive.

        Compliance with these regulations, especially with respect to the requirement that products be lead free, requires us to undertake significant expense with respect to the re-design of our products. This could also result in part or our entire inventory becoming obsolete. We may also be required to pay higher prices for components that comply with these regulations. In addition, the transition to compliance with the RoHs6 regulations could reduce our production yield and decrease our gross margin. We may not be able to pass these higher component costs and the cost of the decrease in production yield on to our customers. We cannot at this point estimate the expense that will be required to redesign our products in order to include “environmentally friendly” components. We cannot be sure that we will be able to timely comply with these regulations, that we will be able to comply on a cost effective basis or that a sufficient supply of compliant components will be available to us. Compliance with these regulations could increase our product design costs.

        Our inability or failure to comply with these regulations could have a material adverse effect on our results of operations. Manufacturers of components that require lead solders may decide to stop manufacturing those components prior to the 2010 compliance date. These actions by manufacturers of components could result in a shortage of components that could adversely affect our business and results of operations.

We could incur substantial costs if customers assert warranty claims or request product recalls.

        Any significant product returns or claims under our warranty or post-contract hardware and software support services, or PCS, could have a material adverse effect on our business and results of operations. We offer complex products that have in the past and may in the future contain errors, defects or failures when introduced or as new versions are released. If we deliver products with defects, errors or bugs or if we undergo a product recall as a result of errors or failures, market acceptance of our products could be lost or delayed and we could be the subject of substantial negative publicity. This could have a material adverse effect on our business and results of operations. We commenced commercial sales of our metro product in 2004. While to date we have not incurred warranty expenses that exceeded our estimates, we could incur a higher level of warranty expense claims at any time compared to our prior experience. We have agreed to indemnify our customers in some circumstances against liability from defects in the products sold by us and expect to continue to provide a similar indemnity in connection with future sales. In some cases, our indemnity also covers indirect damages. Product liability claims could seriously harm our business, financial condition and results of operations.

As a result of our issuance of convertible notes in March 2007, we have a significant amount of debt denominated in NIS and linked to the Israeli CPI and may have insufficient cash flow to satisfy our debt service obligations. In addition, the amount of our debt could impede our operations and flexibility.

        In March 2007, we issued convertible notes in the aggregate principal amount of approximately $25.8 million (based on the U.S. Dollar/New Israeli Shekel (“NIS”) exchange rate at that time). The convertible notes are denominated in NIS, bear interest at the rate of 6% and are linked to the Israeli CPI. The convertible notes are due in March 2017, and are subject to the right of the holders to request early repayment in March 2012. As of December 31, 2008, the indexed principal amount outstanding under the convertible notes was approximately $30.4 million (based on the U.S. Dollar/New Israeli Shekel exchange rate at December 31, 2008). As of May 31, 2009, we had used $3.0 million to repurchase convertible notes and the indexed principal amount of convertible notes outstanding was $22.2 million (based on the U.S. Dollar/New Israeli Shekel exchange rate at May 31, 2009). We may be unable to repay these notes when due.

        The notes are convertible at the election of the holders into our ordinary shares at the initial conversion price of NIS 52.50 (approximately $13.80, based on U.S. Dollar/NIS exchange rate at December 31, 2008) per share if the conversion occurs by March 10, 2010 and at the initial conversion price of NIS 63.00 (approximately $16.57, based on U.S. Dollar/NIS exchange rate at December 31, 2008) per share if the conversion occurs thereafter, in each case subject to adjustment for customary events.

        If we are unable to generate sufficient cash flows or otherwise obtain funds necessary to make required payments on the notes, we will be in default under the trust agreement governing the notes which could, in turn, cause defaults under our other existing or future indebtedness.

        Even if we are able to meet our payment obligations on the notes, the amount of debt we have incurred could adversely affect us in a number of ways, including by:

—	limiting our ability to obtain additional financing;

—	limiting our flexibility in planning for, or reacting to, changes in our business;

—	placing us at a competitive disadvantage as compared to our competitors who have less or no debt;

—	making us more vulnerable to the downturn in our business and the economy generally;

—	requiring us to apply a substantial portion of our cash flows towards payments on our debt, instead of using those funds for other purposes, such as working capital or capital expenditures; and

—	harming our financial condition and results of operations.

We are subject to international business risks.

        We sell our CM-100 products internationally, mainly in Japan and Germany, and we are marketing our products primarily in Asia, the United States and Europe. Expansion of our international business requires significant management attention and financial resources. Our international sales and operations are subject to numerous risks inherent in international business activities, including:

—	compliance with foreign laws and regulations;

—	staffing and managing foreign operations;

—	import or currency control restrictions;

—	burdens that may be imposed by tariffs and other trade barriers;

—	local and international taxation;

—	increased risk of collections;

—	transportation delays; and

—	seasonal reduction of business activities.

        These factors, as well as different technical standards or product requirements for our systems in different markets, may limit our ability to penetrate foreign markets.

We depend on a limited number of key personnel who would be difficult to replace. If we lose the service of these individuals, our business could be harmed.

        Our growth and future success largely depends on the managerial and technical skills of members of senior management. If any of them is unable or unwilling to continue with us, our results of operations could be materially and adversely affected.

We have experienced periods of growth and consolidation of our business. If we cannot adequately manage our business, our results of operations will suffer.

        We have experienced both growth and consolidation in our operations from sales of our metro products. In November 2008, in order to decrease our expenses, we substantially decreased our employee head count. Future growth or consolidation may place a significant strain on our managerial, operational and financial resources. We cannot be sure that we have made adequate allowances for the costs and risks associated with possible expansion and consolidation of our business, or that our systems, procedures and managerial controls will be adequate to support our operations. Any delay in implementing, or transitioning to, new or enhanced systems, procedures or controls may adversely affect our ability to manage our product inventory and record and report financial and management information on a timely and accurate basis. We believe that significant growth may require us to hire additional engineering, technical support, sales, administrative and operational personnel. Competition for qualified personnel can be intense in the areas where we operate. The process of locating, training and successfully integrating qualified personnel into our operations can be lengthy and expensive. If we are unable to successfully manage our expansion, we may not succeed in expanding our business, our expenses may increase and our results of operations may be adversely affected.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

        We may not be able to prevent the misappropriation of our technology, and our competitors may independently develop technologies that are substantially equivalent or superior to ours. We have filed U.S. and international patent applications covering certain of our technologies. To protect our unpatented proprietary know-how, we rely on technical leadership, trade secrets and confidentiality and non-disclosure agreements. These agreements and measures may not adequately protect our technology and it may be possible for a third party to copy or otherwise obtain and use our technology without our authorization or to develop similar technology.

There is a risk that we may violate the proprietary rights of others.

        We are subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of other companies. Many participants in the telecommunications industry have an increasing number of patents and patent applications and have frequently commenced litigation based on alleged infringement. We indemnify our customers with respect to infringement of third party proprietary rights by our products. Third parties may assert infringement claims in the future and these claims may require us to enter into license arrangements or result in costly litigation, regardless of the merits of these claims. Licensing may be unavailable or may not be obtainable on commercially reasonable terms.

We face foreign exchange currency risks.

        We operate in a number of territories and, typically our prices are determined in local currencies of the countries in which we operate. We hold adequate cash deposits in the main currencies we operate with, that is, in the U.S. dollar, Japanese Yen (“Yen”), NIS and Euro. In 2009, we expect that a majority of our revenues will be derived from the Yen and Euro, and that a major part of our expenses will be denominated in U.S. dollars and in NIS. In particular, we are obligated to pay interest on, and to repay the principal of, our convertible notes in NIS. We currently do not use hedge instruments. We are likely to face risks from fluctuations in the value of the Yen, NIS and the Euro compared to the U.S. dollar, our functional currency in our financial statements. In 2007 and 2008, the value of the U.S. dollar decreased against the Yen, and since our prices were determined in Yen, based on currency exchange rates that prevailed in prior years, this caused us to recognize higher dollar revenues and gross profit in our financial statements in both years. In 2008, the value of the U.S. dollar increased against the Euro, which caused us to recognize lower dollar revenues and gross profit in our financial statements for Euro linked prices. An increase in the value of the U.S. dollar against the Yen and Euro in 2009 would cause a decrease in our revenues and gross profit derived from sales denominated in Yen or Euro. In 2007 and 2008, the value of the U.S. dollar decreased against the NIS which caused us to recognize higher dollar expenses (mainly salary expenses). A further decrease in the value of the U.S. dollar against the NIS would cause a further increase in our expenses.

We are subject to risks from our financial investments.

        We invest the majority of our cash on hand in a variety of financial instruments, including different types of corporate and government bonds from different countries, and other financial instruments. Some of these bonds and instruments are rated below investment grade or are not rated. In 2008, based on our evaluation of certain obligors to pay their debts, we recognized an impairment charge with respect to the value of certain bonds we hold. Also, the market value of part of our investments is significantly lower than the book value. If the obligors of any of the bonds or instruments we hold default or undergo a reorganization in bankruptcy, we may lose all or a portion of our investment in any such investment. This would harm our financial condition.

We are subject to taxation in several countries.

        Because we operate in several countries, mainly in Israel, Japan, the U.S., Germany and Korea, we are subject to taxation in multiple jurisdictions. We are required to report to and are subject to local tax authorities in Israel, the U.S. and Japan. In addition, our income that is derived from sales to customers in one country might also be subject to taxation in other countries. We cannot be sure of the amount of tax we may become obligated to pay in Israel, the U.S., Japan, Germany or Korea. The tax authorities in the countries in which we operate may not agree with our tax position. Our tax benefits from carry forward losses and other tax planning benefits such as Israeli approved enterprise programs, may prove to be insufficient due to Israeli tax limitations, or may prove to be insufficient to offset tax liabilities from foreign tax authorities. Foreign tax authorities may also use our gross profit or our revenues in each territory as the basis for determining our income tax, and our operating expenses might not be considered for related tax calculations. This could adversely affect our results of operations.

Risks Relating to Our Operations in Israel

Potential political, economic or military instability in Israel may adversely affect our results of operations.

        Our principal offices and many of our subcontractors and suppliers are located in Israel. Accordingly, political, economic and military conditions in Israel affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, and in January 2006, Hamas, an Islamist movement responsible for many attacks against Israelis, won the majority of the seats in the Parliament of the Palestinian Authority. Further, in the summer of 2006, Israel engaged in a war with Hezbollah, a Lebanon-based Islamist Shiite militia group, which involved thousands of missile strikes and disrupted most day-to-day civilian activity in northern Israel. In June 2007, there was an escalation of violence in the Gaza Strip, resulting in Hamas effectively controlling the Gaza Strip. Since June 2007, thousands of missiles have been fired from Gaza at population centers in southern Israel, leading to an armed conflict between Israel and the Hamas in January 2009. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Ongoing violence between Israel and the Palestinians, as well as tension between Israel and terror organizations and other countries in the Middle East, may have a material adverse effect on our business, financial condition and results of operations.

        The future of relations between Israel and the Palestinian Authority is uncertain. Terror attacks, armed conflicts or political instability in the region could negatively affect local business conditions and harm our results of operations. We cannot predict the effect on us of the increase in the degree of violence by Palestinians against Israel or the effect of military action elsewhere in the Middle East. Furthermore, several countries restrict doing business with Israel and Israeli companies, and additional companies may restrict doing business with Israel and Israeli companies as a result of the increase in hostilities. This may also seriously harm our operating results, financial condition and the ability to expand our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

        Most of our male employees in Israel are obligated to perform military reserve duty from time to time. In addition, in the event of a military conflict or other attack on Israel, including the ongoing conflict with the Palestinians, these persons could be required to serve in the military for extended periods of time and on very short notice. The absence of a number of our officers and employees for significant periods could disrupt our operations and harm our business.

Our results of operations may be adversely affected by inflation rates in Israel.

        We could be exposed to risk if the rate of inflation in Israel exceeds the rate of devaluation of the NIS in relation to the Yen, U.S. dollar and other currencies of other foreign countries in which we operate, or if the timing of such devaluation lags behind inflation in Israel. In that event, the cost in U.S. dollars of our operations in Israel would increase and our U.S. dollar-measured results of operations would be adversely affected. For example, in 2007, the value of the U.S. dollar decreased in relation to the NIS by 9.0%, while inflation increased by 3.4%. As a result, our salary expenses, which are primarily linked to the NIS, increased in U.S. dollar terms. In 2008, the value of the U.S. dollar decreased in relation to the NIS by 1.1%, after materially fluctuating during the year, while inflation increased by 3.8%. As a result, our salary expenses, which are primarily linked to the NIS, increased in U.S. dollar terms. Our issuance in March 2007 of approximately $25.8 million aggregate principal amount of convertible notes, which are denominated in NIS, has made us more sensitive to increases in the value of the NIS relative to the U.S. dollar. In 2007 and 2008, the value of the U.S. dollar decreased in relation to the NIS, and the Israeli CPI increased, which caused us to record significant financial expenses. Subject to such differences as of the end of each reporting period, we may record higher or lower expenses in our financial statements.

We benefit from government grant programs that have been reduced and may be unavailable to us in the future. Our participation in these programs restricts our ability to freely transfer manufacturing rights and technology out of Israel.

        Since our inception, we have relied on Israeli government grants for the financing of a significant portion of our product development expenditures. Due to a continuing reduction of the budget of Israel’s Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, the amount of grants we receive in the future might be lower than in prior years, if we receive any at all. We recognized grants in the amount of $1.9 million in 2006, $2.5 million in 2007 and $2.1 million in 2008.

        Generally, according to Israeli law, any products developed with grants from the Office of the Chief Scientist are required to be manufactured in Israel, unless we obtain prior approval of a governmental committee. As a condition to obtaining this approval, we may be required to pay the Office of the Chief Scientist up to 300% of the grants we received and to repay these grants at an accelerated rate, depending on the portion of manufacturing performed outside Israel. We have obtained an approval from the Office of the Chief Scientist to manufacture part of our products outside Israel. We intend to keep sufficient manufacturing activities in Israel so that we will be subject to a repayment percentage of up to 150% of the grants we received. In addition, we are prohibited from transferring to third parties the technology developed with these grants without the prior approval of a governmental committee.

The tax benefits to which we are currently entitled require us to meet several conditions and may be terminated or reduced in the future, which would increase our taxes.

        We are entitled to certain government programs and tax benefits, particularly as a result of the “Approved Enterprise” status of most of our existing facilities. If we fail to meet eligibility conditions in the future, the tax benefits could be reduced or canceled.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and our Israeli auditors or to assert U.S. securities law claims in Israel.

        Service of process upon our directors and officers and our Israeli auditors may be difficult to effect in the United States because all these parties reside outside the United States. Any judgment obtained in the United States against such parties may not be collectible in the United States.

        It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

        However, subject to time limitations, Israeli courts may enforce a U.S. judgment in a civil matter, if:

—	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

—	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

—	the judgment was rendered by a court of competent jurisdiction, in compliance with due process and the rules of private international law prevailing in Israel;

—	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties;

—	no action between the same parties in the same matter is pending in any Israeli court at the time the lawsuit is instituted in a U.S. court; and

—	the U.S. courts are not prohibited from enforcing judgments of the Israeli courts.

        Provisions of Israeli law may delay, prevent or make an acquisition of us more difficult, which could depress our share price.

        The Israeli Companies Law generally requires that a merger be approved by the board of directors and a majority of the shares voting on the proposed merger. Upon the request of any creditor of a party to the proposed merger, a court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy its obligations. In addition, a merger may generally not be completed unless at least (i) 50 days have passed since the filing of the merger proposal with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each of the parties to the merger.

        Also, in certain circumstances an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater or 45% or greater shareholder of the company (unless there is already a 25% or greater or a 45% or greater shareholder of the company, respectively). If, as a result of an acquisition, the acquirer would hold more than 90% of a company’s shares, the acquisition must be made by means of a tender offer for all of the shares.

        The described restrictions could prevent or make more difficult an acquisition of Orckit, which could depress our share price.

Risks Relating to the Ownership of our Ordinary Shares

Holders of our ordinary shares who are U.S. residents face certain income tax risks. In any tax year, we could be deemed a passive foreign investment company, which could result in adverse U.S. federal income tax consequences for U.S. holders of our ordinary shares.

        Based on the composition and value of our gross assets during 2007 and 2008, it is likely that we would be deemed to have been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes during each of such years. For each of 2005 and 2006, we believe that we would not be deemed to have been a PFIC, although it is likely that we would be deemed to have been a PFIC in each of 2003 and 2004. There can be no assurance that we will not be deemed a PFIC for any future tax year in which, for example, the value of our assets, as measured by the public market valuation of our ordinary shares, declines in relation to the value of our passive assets (such as cash, cash equivalents and marketable securities). If we are a PFIC for any tax year, U.S. holders of our ordinary shares during such year may be subject to increased U.S. federal income tax liabilities and reporting requirements for such year and succeeding years, even if we are no longer a PFIC in such succeeding years.

        U.S. residents should carefully read “Item 10.E – Taxation – United States Federal Income Tax Considerations” in our Annual Report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference in this prospectus, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares and the consequences of PFIC status.

We do not intend to pay cash dividends.

        We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain future earnings, if any, for funding growth. Accordingly, we do not expect to pay any cash dividends in the foreseeable future.

Two shareholders who are also our senior officers may be able to control us.

        As of June 15, 2009, Eric Paneth, our Chief Executive Officer, and Izhak Tamir, our Chairman and President, each beneficially owned an aggregate of 1,679,267 ordinary shares representing 9.9% of our outstanding ordinary shares, including 480,000 ordinary shares issuable upon the exercise of options that are currently vested, of which 60,000 options have no exercise price and 420,000 options have an exercise price of $27.14.

        Each of Mr. Paneth and Mr. Tamir is an executive officer and member of our Board of Directors. Currently, Messrs. Paneth and Tamir are not party to a shareholders’ agreement. However, if Messrs. Paneth and Tamir act together, they may have the power to control the outcome of matters submitted for the vote of shareholders, including the approval of significant change in control transactions. The equity interest in Orckit of Mr. Paneth and Mr. Tamir may make certain transactions more difficult and result in delaying or preventing a change in control of us unless approved by one or both of them.

Our shareholder bonus rights plan and the super-majority voting requirements in our articles of association may delay, prevent or make more difficult a hostile acquisition of us, which could depress our share price.

        In November 2001, we adopted a shareholder bonus rights plan pursuant to which share purchase bonus rights were distributed to our shareholders. These rights generally will be exercisable and transferable apart from our ordinary shares only if a person or group acquires beneficial ownership of 15% or more of our ordinary shares, or commences a tender or exchange offer upon consummation of which that person or group would hold such a beneficial interest. Once these rights become exercisable and transferable, the holders of rights, other than the person or group triggering their transferability, will be generally entitled to purchase our ordinary shares at a discount from the market price. The rights will expire on December 31, 2011. While these rights remain outstanding, they may make an acquisition of us more difficult and result in delaying or preventing a change in control of Orckit.

        In addition, our articles of association require the approval of the holders of at least 75% of our ordinary shares voting on the matter to remove a director from office and the approval of at least two-thirds of our ordinary shares voting on the matter to elect a director. These requirements could also delay or prevent a change of control of our company.

Our stock price has fluctuated significantly and could continue to fluctuate significantly.

        The market price for our ordinary shares, as well as the prices of shares of other technology companies, has been volatile. Between January 1, 2005 and June 15, 2009, our share price has fluctuated from a low of $1.77 to a high of $31.22. The following factors may cause significant fluctuations in the market price of our ordinary shares:

—	fluctuations in our quarterly revenues and earnings or those of our competitors;

—	shortfalls in our operating results compared to levels forecast by securities analysts;

—	announcements concerning us, our competitors or telephone companies;

—	announcements concerning our customers;

—	announcements of technological innovations;

—	the introduction of new products;

—	changes in product price policies involving us or our competitors;

—	market conditions in the industry;

—	the conditions of the securities markets, particularly in the technology and Israeli sectors; and

—	political, economic and other developments in the State of Israel and world-wide.

        In addition, stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results. The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

Our quarterly results of operations, including revenues, net income and net loss, net income and net loss per share, and cash flow, have fluctuated significantly in the past, and these fluctuations are expected to continue in 2009 and beyond. Fluctuations in our results of operations may disappoint investors and result in a decline in our share price.

        We have experienced and expect to continue to experience significant fluctuations in our quarterly results of operations. In some periods, our operating results may be below public expectations or below revenue levels and operating results reached in prior quarters or in the corresponding quarters of the previous year. If this occurs, the market price of our ordinary shares could decline. The following factors have affected our quarterly results in the past and are likely to affect our quarterly results in the future:

—	size and timing of orders, including order deferrals and delayed shipments;

—	launching of new product generations;

—	length of approval processes or market testing;

—	technological changes in the telecommunications industry;

—	accuracy of telecommunication company, distributor and original equipment manufacturer forecasts of their customers' demands;

—	changes in our operating expenses;

—	the timing of approval of government research and development grants;

—	disruption in our sources of supply;

—	competitive pricing pressures;

—	funding required for our operations;

—	general economic conditions;

—	terms and conditions of supply agreements with our customers and their impact on our recognition of revenues from these agreements;

—	determination of the fair value (also known as vendor-specific objective evidence) of some of the services we provide, as well as changes in our revenue recognition practice as a result of changes in the commercial terms between us and our customers;

—	determination of the fair value of the conversion feature in our convertible notes;

—	timely payments of receivables by customers;

—	changes in payment terms between us and our suppliers which could accelerate the timing of payments by us and negatively affect our working capital and cash balances; and

—	changes in payment terms between us and our customers which could defer the timing of payments by our customers and negatively affect our working capital and cash balances.

        Therefore, the results of any past periods may not be relied on as an indication of our future performance.

Our actual financial results might vary from our publicly disclosed financial forecasts.

        From time to time, we publicly disclose financial forecasts. Our forecasts reflect numerous assumptions concerning our expected performance, as well as other factors which are beyond our control and which might not turn out to be correct. As a result, variations from our forecasts could be material. Our financial results are subject to numerous risks and uncertainties, including those identified throughout this “Risk Factors” section. If our actual financial results are worse than our financial forecasts, the price of our ordinary shares may decline.

There may be an adverse effect on the market price of our shares as a result of shares being available for sale in the future.

        If our shareholders sell substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding options, the market price of our ordinary shares may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate.

Our ordinary shares are listed for trading in more than one market and this may result in price variations.

        Our ordinary shares are listed for trading on the Nasdaq Global Market, or Nasdaq, and on the Tel-Aviv Stock Exchange, or TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on Nasdaq and NIS on TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Actual trading volume on the TASE is generally lower than trading volume on Nasdaq, and as such could be subject to higher volatility. The trading prices of our ordinary shares on these two markets can often differ, resulting from the factors described above, as well as differences in exchange rates. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

We are subject to ongoing costs and risks associated with complying with extensive corporate governance and disclosure requirements.

        As a foreign private issuer subject to U.S. federal securities laws, we spend a significant amount of management time and resources to comply with laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, SEC regulations and Nasdaq rules. Section 404 of the Sarbanes-Oxley Act requires management’s annual review and evaluation of our internal control over financial reporting and attestations of the effectiveness of these controls by our management and by our independent registered public accounting firm. There is no guarantee that these efforts will result in management assurance or an attestation by our independent registered public accounting firm that our internal control over financial reporting is adequate in future periods. In connection with our compliance with Section 404 and the other applicable provisions of the Sarbanes-Oxley Act, our management and other personnel devote a substantial amount of time, and we may need to hire additional accounting and financial staff, to assure that we continue to comply with these requirements. The additional management attention and costs relating to compliance with the Sarbanes-Oxley Act and other corporate governance requirements could materially and adversely affect our financial results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our business outlook or future economic performance, anticipated revenues, expenses or other financial items, introductions and advancements in development of products, and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are also forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Factors that could cause or contribute to such differences include, but are not limited to, those set forth under “Risk Factors” in this prospectus as well as those discussed elsewhere in our other filings with the SEC incorporated by reference in this prospectus.

        Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

USE OF PROCEEDS

        Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $[ ], after deducting expenses related to the rights offering payable by us estimated at approximately $[ ]. Assuming the exercise of all of the warrants issued if the rights offering is fully subscribed, we would receive additional proceeds of $[      ].

        We intend to use the net proceeds received from the exercise of the rights primarily for general working capital purposes.

PRICE RANGE OF ORDINARY SHARES

        Our ordinary shares are quoted on the NASDAQ Global Market and the TASE under the symbol “ORCT”.

        The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported on NASDAQ. The price per share of our ordinary shares and share count has been retroactively adjusted to reflect the three-for-one stock split of our ordinary shares as of April 5, 2005.

Calendar Year	Price Per Share
	High	Low

2008	$9.34	$1.90
2007	$12.42	$5.57
2006	$31.22	$6.75
2005	$29.55	$8.03
2004	$8.57	$4.82

Calendar Period	Price Per Share
	High	Low

2009
First Quarter	$3.43	$1.77
Second Quarter	$3.70	$2.06
2008
First Quarter	$9.34	$4.60
Second Quarter	$8.34	$5.69
Third Quarter	$7.36	$5.67
Fourth Quarter	$6.21	$1.90
2007
First Quarter	$12.42	$9.23
Second Quarter	$11.60	$8.46
Third Quarter	$9.18	$5.57
Fourth Quarter	$9.00	$6.50

Calendar Month	Price Per Share
	High	Low

2009
June	$3.67	$2.90
May	$3.48	$2.55
April	$3.70	$2.06
March	$2.35	$1.77
February	$2.94	$1.90
January	$3.43	$2.43

        The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported on the TASE.

Calendar Year	Price Per Share
	High	Low

2008	$9.23	$2.10
2007	$12.41	$5.85
2006	$30.91	$6.78
2005	$29.43	$7.95
2004	$8.53	$4.93

Calendar Period	Price Per Share
	High	Low

2009
First Quarter	$3.38	$1.90
Second Quarter	$3.70	$2.06
2008
First Quarter	$9.27	$4.54
Second Quarter	$7.96	$5.85
Third Quarter	$7.29	$5.58
Fourth Quarter	$6.23	$2.10
2007
First Quarter	$12.41	$9.33
Second Quarter	$11.76	$8.57
Third Quarter	$9.18	$5.85
Fourth Quarter	$9.07	$6.55

Calendar Month	Price Per Share
	High	Low

2009
June	$3.67	$2.90
May	$3.41	$2.61
April	$4.07	$2.05
March	$2.12	$1.90
February	$3.04	$2.03
January	$3.23	$2.51

        The share prices as presented above in U.S. dollars were originally denominated in NIS and were converted to U.S. dollars using the representative exchange rate between the U.S. dollar and the NIS published by the Bank of Israel for each applicable day in the presented period.

        The last sale price of our ordinary shares on the NASDAQ Global Market on July 2, 2009 was $3.53 per share, and the last sale price of our ordinary shares on the TASE on July 6, 2009 was NIS 12.70 per share.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock. In the foreseeable future, we intend to use any future earnings for the operation and expansion of our business. Accordingly, we do not anticipate paying any cash dividends. Payment of future dividends, if any, will be at the discretion of our audit committee and board of directors and will depend on various factors, such as our statutory retained earnings, financial condition, operating results and current and anticipated cash needs.

        If we declare cash dividends, we will pay those dividends in NIS. Current Israeli law permits holders of our ordinary shares who are non-residents of Israel and who acquired their shares with a non-Israeli currency to repatriate all distributions on these shares in that non-Israeli currency.

CAPITALIZATION

        The following table sets forth cash and cash equivalents, marketable securities and bank deposits and our consolidated capitalization in accordance with U.S. generally accepted accounting principles as of March 31, 2009 and as adjusted to give effect to the exercise of all of the subscription rights at a subscription price of $[ ] per ordinary share. The table should be read in conjunction with our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 20-F for the year ended December 31, 2008, and our unaudited financial statements for the quarter ended March 31, 2009, included in our Report on Form 6-K filed on May 14, 2009, which have been incorporated by reference in this prospectus.

	(U.S. Dollars in thousands) (unaudited) As of March 31, 2009
	Actual	As Adjusted(1)

Cash, cash equivalents, bank deposits and marketable securities	$56,598	$
Convertible Subordinated Notes	18,245		18,245

Shareholders' equity
Share Capital
Ordinary shares of no par value:
50,000,000 shares authorized;
19,070,232 shares issued; 16,425,393 shares outstanding; and
[______]_shares outstanding, as adjusted and additional paid in
capital(2)	342,107
Accumulated deficit	(300,789)		(300,789)
Accumulated other comprehensive loss	(1,731)		(1,731)
Treasury shares, at cost (2,644,839 ordinary shares)	(5,644)		(5,644)

Total shareholders' equity	$33,943	$

Total capitalization	$55,955	$

(1) The As Adjusted column assumes that all subscription rights are exercised and takes into account the payment by us of the expenses of the rights offering, estimated to be approximately $[ ].

(2)     The total number of our ordinary shares outstanding is based on 16,425,393 shares outstanding on March 31, 2009 and excludes:

—	ordinary shares issuable upon exercise of stock options outstanding as of March 31, 2009 under our share option plans;

—	additional shares reserved for issuance under our share option plans; and

—	additional ordinary shares issuable upon conversion of our convertible subordinated notes.

DILUTION

        Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per ordinary share. Our net tangible book value as of March 31, 2009 was approximately $[ ], or $[ ] per ordinary share (based upon [ ] of our ordinary shares outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding. Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

        Based on the aggregate offering of a maximum of [ ] ordinary shares and after deducting estimated offering expenses payable by us of $[ ], and the application of the estimated $[ ] of net proceeds from the rights offering, our pro forma net tangible book value as of March 31, 2009 would have been approximately $[ ], or $[ ] per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $[ ] per ordinary share and an immediate dilution to purchasers in the rights offering of $[ ] per ordinary share.

        In addition, based on the aggregate exercise of a maximum of [ ] warrants into ordinary shares and the application of the estimated $[ ] of net proceeds from the exercise of the warrants, our pro forma net tangible book value as of March 31, 2009 would have been approximately $[ ], or $[      ] per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $[ ] per ordinary share and an immediate dilution to shareholders of $[ ] per ordinary share.

        The following table illustrates this per share dilution (assuming a fully subscribed rights offering of [ ] ordinary shares at the subscription price of $[ ] per share and assuming full exercise of the warrants into [  ] ordinary shares at the exercise prices of $[  ] and $[  ] per share, respectively):

Subscription price / exercise prices $ $

$

Net tangible book value per share prior to the rights offering $

Increase per share attributable to the rights
offering / warrant exercise
Pro forma net tangible book value per share after
the rights offering / warrant exercise

Dilution in net tangible book value per share to purchasers $ $

Adjustment to Convertible Notes

        As of May 31, 2009, the indexed principal amount of our convertible notes outstanding was $22.2 million (based on the U.S. Dollar/New Israeli Shekel exchange rate at May 31, 2009). The convertible notes are denominated in NIS, bear interest at the rate of 6% and are linked to the Israeli CPI. The convertible notes are due in March 2017, and are subject to the right of the holders to request early repayment in March 2012. The convertible notes are listed on the TASE.

        The notes are convertible at the election of the holders into our ordinary shares at the initial conversion price of NIS 52.50 (approximately $13.26, based on U.S. Dollar/NIS exchange rate at May 31, 2009) per share if the conversion occurs by March 10, 2010 and at the initial conversion price of NIS 63.00 (approximately $15.92, based on U.S. Dollar/NIS exchange rate at May 31, 2009) per share if the conversion occurs thereafter, in each case subject to adjustment for customary events, including rights offerings.

        As a result of the rights offering, the conversion price of the notes will be adjusted by the amount of the imputed economic benefit of the subscription rights, as reflected in the ratio between the closing price per share of our ordinary shares on the TASE on the record date and the opening price per share determined by the TASE on the subsequent trading day.

Possible Adjustment to Shareholder Bonus Rights

        In November 2001, our board of directors adopted a shareholder bonus rights plan pursuant to which share purchase bonus rights were distributed on December 6, 2001 at the rate of one right for each of our ordinary shares held by shareholders of record as of the close of business on that date.

        Each right initially will entitle shareholders to buy one-half of one of our ordinary shares for $21.67, subject to adjustment for customary events, including rights offerings. The rights generally will be exercisable and transferable apart from our ordinary shares only if a person or group becomes an “acquiring person” by acquiring beneficial ownership of 15% or more of our ordinary shares, subject to certain exceptions set forth in the rights plan, or commences a tender or exchange offer upon consummation of which such person or group would become an “acquiring person.” Subject to certain conditions described in the rights plan, once the rights become exercisable, the holders of rights, other than the acquiring person, will be entitled to purchase ordinary shares at a discount from the market price.

        In connection with this rights offering, if the subscription price of the subscription rights or the exercise price of the warrants will be below the 30-day average closing market price of our ordinary shares on the NASDAQ Global Market immediately prior to the record date, then the purchase price of the rights under our rights plan will be adjusted pursuant to a weighted average anti-dilution formula set forth in the rights plan. Such 30-day average was $[ ] per share. Accordingly, the purchase price of the rights under our rights plan in effect as of the record date is $[ ] per share.

DESCRIPTION OF SHARE CAPITAL

        As of the date of this prospectus, our articles of association authorize us to issue 50,000,000 of our ordinary shares, no par value. As of March 31, 2009, we had outstanding 16,425,393 ordinary shares and options to purchase an aggregate of                      ordinary shares at a weighted average exercise price of $         per share, with the latest expiration date of these options being                     , 20   (of which, options to purchase of our ordinary shares were exercisable as of March 31, 2009). All figures relating to outstanding shares exclude shares held in treasury.

        The following description of our capital stock and certain provisions of our memorandum and articles of association is a summary. The description below is qualified in its entirety by the provisions of our memorandum and articles of association.

Ordinary Shares

        Our issued and outstanding ordinary shares are validly issued, fully paid and nonassessable. Holders of our ordinary shares are entitled to receive dividends paid out of profits if our audit committee and board of directors decide to declare any dividends. Our ordinary shares are neither redeemable nor convertible. Upon our liquidation, our assets available for distribution to shareholders will be distributed to them in proportion to the nominal value of their shares. Each holder of our ordinary shares has one vote for each share held of record. A shareholder is not entitled to vote at any shareholders meeting unless all calls then payable by him in respect of his shares have been paid (this does not apply to separate meetings of the holders of a particular class of shares with respect to the modification or abrogation of its rights).

Authorized But Unissued Shares

        Our authorized but unissued ordinary shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Limitations On The Rights To Own Securities

        The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except that nationals of countries which are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares.

Transfer Agent And Registrar

        The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company.

Objects and Purposes

        We were first registered under Israeli law on January 22, 1990 as a private company, and on July 22, 1996, became a public company. Our registration number with the Israeli registrar of companies is 52-004287-0. Our object is to engage, directly or indirectly, in any lawful undertaking or business whatsoever, including, without limitation, as stipulated in our memorandum and articles of association.

Borrowing Powers

        Our articles of association provide that our board of directors may from time to time, in its discretion, cause us to borrow any sums of money for our purposes, and may secure or provide for the repayment of such sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit.

Transfer of Shares and Notices

        Fully paid ordinary shares may be freely transferred pursuant to our articles of association unless the transfer is restricted or prohibited by another instrument. Unless otherwise prescribed by law, we will provide at least 21 calendar days’ prior notice of any general shareholders meeting.

Dividend and Liquidation Rights

        Dividends on our ordinary shares may be paid only out of profits and other surplus, as defined in the Israeli Companies Law, 5759-1999, or the Companies Law, as of our most recent financial statements or as accrued over a period of two years, whichever is higher. Our board of directors, with the approval of our audit committee, is authorized to declare dividends, provided that there is no reasonable concern that the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to their respective holdings. These dividend and liquidation rights may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting, Shareholders’ Meetings and Resolutions

        Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Under the Companies Law and our articles of association, most resolutions of our shareholders require approval by a simple majority of the ordinary shares voting thereon. Amendments to our articles of association and the election of directors require approval of 66-2/3% of our ordinary shares voting thereon, and liquidation and the removal of directors (other than outside directors) require approval of 75% of our ordinary shares voting thereon.

        These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

        We have two types of general shareholders meetings: the annual general meetings and extraordinary general meetings. Directors are elected only at annual general meetings. These meetings may be held either in Israel or in any other place the board of directors determines. An annual general meeting must be held in each calendar year, but not more than 15 months after the last annual general meeting. Our board of directors may convene an extraordinary meeting, from time to time, at its discretion and is required to do so upon the request of shareholders holding at least 5% of our ordinary shares.

        The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 25% of the outstanding voting shares, unless otherwise required by applicable rules. NASDAQ generally requires a quorum of 33-1/3%, but we have received an exemption and instead follow the generally accepted business practice for companies in Israel. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman may designate with the consent of a majority of the voting power represented at the meeting and voting on the matter adjourned. At such reconvened meeting the required quorum consists of any two members present in person or by proxy, unless otherwise required by applicable rules.

Duties of Shareholders

        Under the Companies Law, each and every shareholder has a duty to act in good faith in exercising his rights and fulfilling his obligations towards us and other shareholders and to refrain from abusing his power in us, such as in voting in the general meeting of shareholders on the following matters:

—	any amendment to the articles of association;

—	an increase of our authorized share capital;

—	a merger; or

—	approval of certain actions and transactions which require shareholder approval.

        In addition, each and every shareholder has the general duty to refrain from depriving other shareholders of their rights.

        Furthermore, any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder that, pursuant to the provisions of the articles of association, has the power to appoint or to prevent the appointment of an office holder in us or any other power toward us is under a duty to act in fairness towards us. The Companies Law does not describe the substance of this duty of fairness. These various shareholder duties may restrict the ability of a shareholder to act in what the shareholder perceives to be its own best interests.

Anti-Takeover Provisions; Mergers and Acquisitions

        The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to a merger have the transaction approved by its board of directors and a vote of the majority of its shares, at a shareholders’ meeting called on at least 21 days’ prior notice. For purposes of the shareholder vote, unless a court rules otherwise, the statutory merger will not be deemed approved if a majority of the shares present that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

        The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must also be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

        If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If less than 5% of the outstanding shares are not tendered in the tender offer, all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If more than 5% of the outstanding shares are not tendered in the tender offer, then the acquirer may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares.

        Israeli tax law also treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares of another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

        Our articles of association provide that our board of directors may, at any time in its sole discretion, adopt protective measures to prevent or delay a coercive takeover of us, including, without limitation, the adoption of a shareholder rights plan. In November 2001, our board of directors adopted a shareholder bonus rights plan pursuant to which share purchase bonus rights were distributed on December 6, 2001 at the rate of one right for each of our ordinary shares held by shareholders of record as of the close of business on that date.

        The rights plan is intended to help ensure that all of our shareholders are able to realize the long-term value of their investment in us in the event of a potential takeover which does not reflect our full value and is otherwise not in the best interests of us and our shareholders. The rights plan is also intended to deter unfair or coercive takeover tactics.

        Each right initially will entitle shareholders to buy one-half of one of our ordinary shares for $21.67. The rights generally will be exercisable and transferable apart from our ordinary shares only if a person or group becomes an “acquiring person” by acquiring beneficial ownership of 15% or more of our ordinary shares, subject to certain exceptions set forth in the rights plan, or commences a tender or exchange offer upon consummation of which such person or group would become an “acquiring person.” Subject to certain conditions described in the rights plan, once the rights become exercisable, the holders of rights, other than the acquiring person, will be entitled to purchase ordinary shares at a discount from the market price.

        The rights will expire on December 31, 2011 and are generally redeemable by our board of directors, at $0.01 per right, at any time until the tenth business day following public disclosure that a person or group has become an “acquiring person.”

        Our articles of association also provide that as long as any of our securities are publicly traded on a United States market or exchange, all proxy solicitations by persons other than our board of directors must be undertaken pursuant to the United States proxy rules, regardless of whether those proxy rules are legally applicable to us. These provisions of our articles of association could discourage potential acquisition proposals and could delay or prevent a change in control of us.

Modification of Class Rights

        Our articles of association provide that the rights attached to any class (unless otherwise provided by the terms of that class), such as voting, rights to dividends and the like, may be varied by a shareholders’ resolution, subject to the sanction of a resolution passed by a majority of the holders of the shares of that class at a separate class meeting.

THE RIGHTS OFFERING

Terms of the Offer

        We are distributing at no charge to the holders of our ordinary shares on [ ], 2009, subscription rights to purchase up to an aggregate of [ ] of our ordinary shares and warrants to purchase an aggregate of up to [ ] of our ordinary shares. We expect the total subscription price for the rights offered in the rights offering to be $[ ], assuming full exercise of all the subscription rights. See below for additional information regarding subscription by DTC and TASE Clearinghouse participants.

        Each shareholder is being issued one right for every [ ] of our ordinary shares owned on the record date. Each right carries with it a basic subscription right and an over-subscription right.

        Each right entitles the holder to purchase, at the subscription price of $[   ], one ordinary share and warrants to purchase [ ] ordinary shares with the terms described below. We refer to this as the basic subscription right.

        Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights. We refer to this as the over-subscription right. The over-subscription right allows a holder to subscribe for additional rights equal to up to [ ]% of the rights for which such holder was otherwise entitled to subscribe. Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed. Rights may only be exercised for whole numbers of ordinary shares and warrants; no fractional ordinary shares or warrants for fractional ordinary shares will be issued in the rights offering. Instead, any fractional shares will be rounded down to the nearest whole share. You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time.

        Holders who exercise subscription rights in the rights offering will receive, in addition to one ordinary share for each right exercised, (i) a [  ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[  ] per share, subject to adjustment; and (ii) a [  ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[  ] per share, subject to adjustment.

        You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC. In addition, if your exercise of subscription rights results in your holding 25% or more of our ordinary shares, such exercise must be made by means of a special tender offer in accordance with the Companies Law.

        Rights may be exercised at any time during the subscription period, which commences on [ ], 2009 and ends at 5:00 p.m., New York City time, on [ ], 2009, the expiration date, unless extended by us for up to an additional 30 trading days, in our sole discretion. If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearinghouse), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

        The rights will be evidenced by subscription rights certificates which will be mailed to shareholders. The subscription rights will not be listed for trading on any stock exchange or market.

        For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. or the Nominee Company of Bank Hapoalim Ltd. will be deemed to be the holders of the rights that are issued to Cede & Co. or the Nominee Company of Bank Hapoalim Ltd., respectively.

        There is no minimum subscription amount.

Allocation and Exercise of Over-Subscription Rights

        In order to properly exercise an over-subscription right, a rights holder must: (i) exercise its basic subscription right in full, (ii) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional ordinary shares it is willing to acquire pursuant to its over-subscription right and (iii) concurrently deliver the subscription payment related to its over-subscription right at the time it makes payment for its basic subscription right.

        If there are sufficient remaining rights, all over-subscription requests will be honored in full. If requests for rights pursuant to the over-subscription right exceed the remaining rights available, the available remaining rights will be allocated pro rata among rights holders who over-subscribe based on the number of over-subscription rights to which they subscribe. The percentage of remaining rights each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole ordinary shares and warrants. The allocation process will assure that the total number of remaining rights available for over-subscriptions is distributed on a pro rata basis. The formula to be used in allocating the available over-subscription rights is as follows:

Number of Over-Subscription Rights
Subscribed for by an Exercising Rights
Holder
____________________________________________________
Total Number of Over-Subscription Rights
Subscribed for by All Exercising
Rights Holders	X	Total Rights Available for Rights Holders Exercising Their Over-Subscription Right

        Rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the U.S. subscription agent or us and held in a segregated account with the U.S. subscription agent pending a final determination of the number of ordinary shares to be issued pursuant to the over-subscription right. If the pro rated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the U.S. subscription agent or us on your behalf will be returned to you promptly without interest or deduction. We will deliver certificates representing your ordinary shares and warrants or credit your account at your nominee holder with ordinary shares and warrants that you purchased pursuant to your over-subscription right as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

        Brokers, dealers, banks and other nominee holders of rights will be required to certify to the U.S. subscription agent or the TASE Clearinghouse, as applicable, before any over-subscription right may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription right and the number of ordinary shares subscribed for pursuant to the over-subscription right by such beneficial owner.

        We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

The Warrants

        Holders who exercise subscription rights in the rights offering will receive, in addition to one ordinary share for each right exercised, (i) a [  ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[  ] per share, subject to adjustment; and (ii) a [  ]-year warrant to purchase [ ] of an ordinary share at an exercise price of $[  ] per share, subject to adjustment.

        The exercise period of the warrants commences on the date of issuance and expires [  ] years or [   ] years after the date of issuance, depending on the warrant.

        The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, amalgamation or consolidation. However, the exercise price of a warrant will not be adjusted for issuances of ordinary shares at a price below the exercise price of a warrant. No cashless exercise will be permitted for the warrants.

        In the case of any merger or acquisition of us (other than a merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding ordinary shares), or in the case of any sale of all or substantially all of our assets in connection with which we are dissolved, the warrant holders shall thereafter have the right, and only the right, to purchase and receive, in lieu of our ordinary shares purchasable and receivable upon the exercise of such warrants prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such merger or acquisition, or upon a dissolution following any such sale, that our board of directors determines in good faith that the warrant holder would have received if such warrants had been exercised immediately prior to such event.

        We intend to authorize and reserve for issuance, and will at all times, following the increase of our authorized share capital, reserve and keep available out of our authorized but unissued ordinary shares (or out of shares held in our treasury) solely for the purpose of issuance upon the exercise of the warrants, the maximum number of shares issuable upon the exercise of the warrants. All ordinary shares that may be issued upon the exercise of the rights represented by the warrants will, upon issuance, be validly issued, fully paid and nonassessable, and free from all preemptive rights with respect to their issue.

        No warrants will be exercisable and the ordinary shares issued upon exercise of the warrants may not be resold, unless at the time of exercise or resale an SEC registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agency Agreement, we have agreed to meet these conditions and use our reasonable efforts to maintain an effective registration statement and a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if these conditions are not maintained.

        The warrants will not entitle the holder to any of the rights of our shareholders, including without limitation any preemptive rights, voting rights or rights to dividends, except upon exercise in accordance with the terms of the warrants.

        The warrants are governed by the laws of the State of Israel.

        United States

        The warrants issued to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, including those issued to Cede & Co. for the benefit of brokers, dealers, banks and other nominees that are DTC members (other than the TASE Clearinghouse), will be represented by warrant certificates to be issued pursuant to, and which will be governed by, a Warrant Agency Agreement between the U.S. subscription agent, as warrant agent, and us.

        The warrants may be exercised by surrendering the warrant certificates evidencing such warrants, along with the accompanying form of election to exercise, properly completed and executed, together with payment of the exercise price, to the warrant agent. Payment of the exercise price may be made in the form of a certified or official bank check delivered to the warrant agent and payable to the order of Orckit Communications Ltd., or by wire transfer of immediately available funds to the bank account designated by the warrant agent. Within [ ] business days (in both New York, New York and Tel-Aviv, Israel) after submission to the warrant agent of a properly completed and duly executed election to exercise, and payment in full of the exercise price, we will cause to be registered and delivered, to or upon the written order of the holder, share certificates representing the number of whole ordinary shares issuable upon exercise of the applicable warrant.

        You are encouraged to read the forms of the warrant certificates and the Warrant Agency Agreement, which have been filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

        Israel

        The warrants issued in the rights offering for the benefit of brokers, dealers, banks and other nominees that are TASE Clearinghouse members will be issued in the name of the Nominee Company of Bank Hapoalim Ltd. The exercise of such warrants will be done in the customary Israeli manner, which is summarized below. The warrants will not be held in the DTC account of the TASE Clearinghouse.

        Beneficial warrant holders whose warrants are held by a TASE Clearinghouse member must contact such TASE Clearinghouse member to exercise their warrants. If the beneficial owner so instructs, the TASE Clearinghouse member will complete the warrant certificate and submit it to the TASE Clearinghouse. The TASE Clearinghouse will credit the account of the TASE Clearinghouse member with the ordinary shares issued pursuant to the warrant exercise, concurrently with the debit of the warrant exercise price and the debit of the exercised warrants from such account. The payment of the exercise price will be denominated in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.

        If the warrant was not fully exercised, a new warrant certificate for the number of shares as to which such warrant was not exercised will be issued to the TASE Clearinghouse member.

        A warrant will be deemed exercised into shares on the day the signed warrant certificate is received by the TASE Clearinghouse, if received before 12:00 p.m. (Israel time), or on the following business day, if received after such time or on a day that is not a trading day in Israel.

        A TASE Clearinghouse member who desires to exchange a warrant registered in the name of the Nominee Company of Bank Hapoalim Ltd. with a warrant that is tradable on the NASDAQ Global Market will be required to mail or otherwise deliver to us the warrant certificate with instructions requesting such an exchange. Such exchange will be effected by cancellation of the warrant in exchange for the issuance of a warrant registered in the name of Cede & Co. and will require the warrant holder to designate the account of a broker, dealer, bank or other nominee that is a DTC member in which the warrant will be held on its behalf. This exchange is expected to be a lengthy process since it cannot be effected electronically via the DTC account of the TASE Clearinghouse.

Expiration of the Rights Offering and Extensions

        You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on [ ] , 2009, the expiration date of the rights offering, unless extended. Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any extension of the rights offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC or the TASE Clearinghouse), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

        We may choose to extend the expiration date of the rights in order to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the U.S. subscription agent and the TASE Clearinghouse on or before the scheduled expiration date. If we elect to extend the expiration date, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

        Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights. We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent or Orckit receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Amendments, Revocation and Termination of the Rights Offering

        Amendments. We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering (including the maximum number of ordinary shares and/or warrants we may issue in the rights offering, the subscription price per share and the warrant exercise price). If we amend or modify the terms of the rights offering, then we will issue a press release announcing such amendment or modification, and we will file with the SEC such documents and other information relating to the amendment or modification as is required under the Securities Act of 1933, as amended. If we amend or modify certain terms of the rights offering, then we will extend the expiration date of the rights offering as required by law.

        No Revocation. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $[ ] per share subscription price, unless we amend the terms of the rights offering (other than extending the expiration date), in which case you may revoke your exercise before the expiration date. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares and warrants at the proposed subscription price. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

        Termination; Cancellation. We may cancel or terminate the rights offering at any time prior to the expiration date. Any cancellation or termination of the rights offering will be followed as promptly as practicable by an announcement or termination.

Reasons for the Rights Offering; Determination of the Offering Price

        We are making the rights offering to raise funds for general working capital purposes. Prior to approving the rights offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our ordinary shares that may be caused by the rights offering.

        After weighing the factors discussed above and the effect of the up to $[ ] in additional capital, before expenses, that may be generated by the exercise of rights pursuant to the rights offering, plus the potential to receive up to $[ ] in additional proceeds from the exercise of the warrants, our board of directors believes that the rights offering is in the best interests of our company. As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the rights offering, less expenses incurred in connection with the rights offering, will be used for general working capital purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

        The subscription price, the number of shares that must be owned to receive one right, the number of shares and warrants to be issued for each right exercised and the exercise prices of the warrants were set by our board of directors. In determining the various terms of the rights offering, the board of directors considered, among other things, the following factors:

—	the historical and current market price of our ordinary shares;

—	the fact that holders of rights will have an over-subscription right;

—	the terms and expenses of the rights offering relative to other alternatives for raising capital, including fees payable to our advisors;

—	the size of the rights offering; and

—	the general condition of the securities market.

U.S. Subscription Agent

        American Stock Transfer & Trust Company will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co for the benefit of brokers, dealers, banks and other nominees (other than the TASE Clearinghouse). The U.S. subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $[ ] plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

        Completed subscription rights certificates of such holders must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right to the U.S. subscription agent by one of the methods described below.

By Hand:	By Mail or Overnight Courier:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
59 Maiden Lane	6201 15th Avenue
New York, New York 10038	Brooklyn, New York 11219

        Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

        If you are a record holder that resides in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate and payment of the subscription price directly to us, as described below under “ – Methods for Exercising Rights”.

        If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if we or the U.S. subscription agent, as applicable, receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We will accept only properly completed and duly executed subscription rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of the rights offering. See “–Payment of Subscription Price” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price

Israeli Subscription Agent

        The TASE Clearinghouse will act as the Israeli subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered in the name of Nominee Company of Bank Hapoalim Ltd., as well as the ordinary shares held in the DTC account of the TASE Clearinghouse for the benefit of brokers, dealers, banks and other nominees that are TASE Clearinghouse members.

        The TASE Clearinghouse will credit the accounts of the respective TASE Clearinghouse members that hold our ordinary shares of record as of [      ], 2009 with one subscription right per each ordinary share held in such accounts. The TASE Clearinghouse members will notify their respective beneficial owners as soon as possible to ascertain their intentions and to obtain instructions with respect to the subscription rights. Such beneficial owners who wish to exercise their subscription rights must send their completed subscription rights certificates to their respective brokers, banks or other nominees, and follow the applicable instructions as to payment of the subscription price, at least three TASE trading days prior to the expiration date, or [ ], unless the expiration date is extended. The TASE Clearinghouse members must send completed subscription rights certificates for all shares and warrants subscribed for through the exercise of the subscription right and the over-subscription right to the TASE Clearinghouse at least two TASE trading days prior to the expiration date, or [ ], unless the expiration date is extended. The TASE Clearinghouse, in turn, must notify us of all exercises of subscription rights by the various TASE Clearinghouse members prior to the expiration date, or [ ], unless the expiration date is extended

        The TASE Clearinghouse will credit the accounts of the respective TASE Clearinghouse Members with the shares and warrants issued to them in the rights offering, concurrently with the debit of the subscription price from such accounts, as soon as practicable following the expiration of the rights offering. The payment of the exercise price will be denominated in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.

Methods for Exercising Rights

        Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained at American Stock Transfer & Trust Company or, if a record date shareholder’s ordinary shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee.

        Rights may be exercised by record holders or such depositories or nominees by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the U.S. subscription agent, together with payment in full for the ordinary shares at the subscription price by the expiration date of the rights offering. Completed subscription rights certificates and related payments must be received by the U.S. subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date, at the offices of the U.S. subscription agent at the address set forth above.

        Exercise of the Over-Subscription Right

        Rights holders who fully exercise all basic subscription rights issued to them may participate in the over-subscription right by indicating on their subscription rights certificate the number of ordinary shares they are willing to acquire. If sufficient remaining ordinary shares are available after the basic subscription, all over-subscriptions will be honored in full; otherwise, remaining rights will be allocated on a pro rata basis as described under “Allocation of Over-Subscription Right” above.

        Record Shareholders Who Reside in Israel

        If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company and you reside in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices to our offices 126 Yigal Allon Street, Tel Aviv 67443, Israel, Attention: Controller, accompanied by evidence of a wire transfer or a check drawn on a bank located in Israel payable to Orckit Communications Ltd. Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment. Any wire transfer to us should be sent to the following account of Orckit Communications Ltd.: Bank [ ], Account No. [ ], with reference to the rights holder’s name. Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time, on or before the expiration date. We may agree to accept other forms of payment requested by you. However, because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

        Shareholders Whose Ordinary Shares are Held by a Nominee

        Shareholders whose ordinary shares are held as of the record date by a nominee, such as a broker, dealer, bank or other nominee rather than in their own name, must contact that nominee to exercise their rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting their exercise. In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment of Subscription Price” below.

        Nominees

        Nominees, such as brokers, dealers or banks who hold ordinary shares for the account of others, should notify the respective beneficial owners of the ordinary shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription rights certificate and submit it to the U.S. subscription agent or the TASE Clearinghouse, as applicable, with the proper payment as described under “Payment of Subscription Price” below.

        General

        All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

        We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights Not Transferable

        The subscription rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law, and will not be listed on any trading market.

Payment of Subscription Price

        Record Holders

        If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company, you may send the subscription rights certificate together with payment for the rights exercised in the basic subscription right and any additional rights subscribed for pursuant to the over-subscription right based on the subscription price of $[ ] per share. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the U.S. subscription agent at one of the U.S. subscription agent’s offices set forth above (see “–U.S. Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date.

        All payments to the U.S. subscription agent must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. or Israel and payable to [ ]. Payment also may be made by wire transfer to [ ], ABA No. [ ], Account No. [ ], [ ] for benefit of (FBO) Orckit Communications Ltd., with reference to the rights holder’s name.

        If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company and you reside in Israel, rather than exercising via the U.S. subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices to our offices 126 Yigal Allon Street, Tel Aviv 67443, Israel, Attention: Controller, accompanied by evidence of a wire transfer or a check drawn on a bank located in Israel payable to Orckit Communications Ltd. Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment. Any wire transfer to us should be sent to the following account of Orckit Communications Ltd.: Bank [ ], Account No. [ ], with reference to the rights holder’s name. Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time, on or before the expiration date. We may agree to accept other forms of payment requested by you.

        The U.S. subscription agent or we, as applicable, will deposit all funds received prior to the final payment date into a segregated account pending pro-ration and distribution of the ordinary shares and warrants.

        The method of delivery of subscription rights certificates and payment of the subscription price to the U.S. subscription agent or us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the U.S. subscription agent or us and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

        Whichever of the methods described above is used, issuance of the ordinary shares and warrants is subject to collection of checks and actual payment.

        If a participating rights holder who subscribes for shares and warrants as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the U.S. subscription agent or Orckit, as applicable, reserves the right to take any or all of the following actions: (i) reallocate the ordinary shares and warrants to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares and warrants which could be acquired by such participating rights holder upon exercise of the basic subscription and any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares and warrants.

        Israeli Nominees

        With respect to subscription rights issued in the name of the Nominee Company of Bank Hapoalim Ltd., the TASE Clearinghouse will debit the respective accounts of the TASE Clearinghouse members in the amount of the applicable subscription price, concurrently with the delivery of the ordinary shares and warrants issued pursuant to the exercise of subscription rights. The payment of the subscription price will be denominated in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment.

Delivery of Share Certificates and Warrant Certificates

        Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC member (other than the TASE Clearinghouse) will have any ordinary shares and warrants that they acquire in the rights offering issued in the name of Cede & Co.

        Shareholders whose ordinary shares are held of record by the Nominee Company of Bank Hapoalim Ltd. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a TASE Clearinghouse member will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co. for the DTC account of the TASE Clearinghouse and any warrants that they acquire in the rights offering issued in the name of the Nominee Company of Bank Hapoalim Ltd. for the account of the TASE Clearinghouse.

        With respect to record shareholders, share certificates for ordinary shares and warrant certificates for warrants will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

ERISA Considerations

        Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. The Employee Retirement Income Security Act of 1974, as amended, also referred to as “ERISA”, contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

If You Have Questions

        If you have any questions or need further information about the rights offering, or for additional copies of this prospectus or subscription rights certificates, please call our Information Agent for the rights offering, MacKenzie Partners, Inc., at (212) 929-5500 (collect) or toll-free at (800) 322-2885, or, if you are located in Israel, you may also contact our [ ] at +972-3-[ ], during their respective normal business hours.

PLAN OF DISTRIBUTION

        Immediately following the effective date of this prospectus, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus to all holders of record of our ordinary shares on [          ], 2009. If you wish to exercise your basic subscription rights and the over-subscription rights and purchase our ordinary shares and warrants, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering–Methods for Exercising Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material U.S. federal income tax consequences of the receipt, ownership, exercise, and expiration of subscription rights distributed to U.S. Holders (as defined below) pursuant to the rights offering and the acquisition, ownership, exercise, expiration and sale of warrants received by U.S. Holders upon the exercise of subscription rights. This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof and the U.S./Israel Income Tax Treaty, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) or different interpretations. For purposes of this summary, a “U.S. Holder” will be deemed to refer only to any of the following holders of our ordinary shares:

—	an individual who is either a U.S. citizen or a resident of the U.S. for U.S. federal income tax purposes;

—	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof;

—	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; and

—	a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        This summary does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the U.S. federal alternative minimum tax, any aspect of state, local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. federal income tax laws. In addition, this summary is directed only to U.S. Holders who hold our ordinary shares as “capital assets” within the meaning of Section 1221 of the Code and does not address the considerations that may be applicable to particular classes of U.S. Holders, including financial institutions, regulated investment companies, real estate investment trusts, pension funds, insurance companies, broker-dealers, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities and partners or other equity owners in such partnerships or pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market accounting, U.S. Holders who acquired our ordinary shares through the exercise of options or otherwise as compensation, U.S. Holders who hold our ordinary shares as part of a “straddle,” “hedge” or “conversion transaction,” U.S. Holders selling our ordinary shares short, U.S. Holders deemed to have sold our ordinary shares in a “constructive sale,” and U.S. Holders, directly, indirectly or through attribution, of 10% or more (by vote or value) of our outstanding ordinary shares.

        Each U.S. Holder should consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of the receipt, ownership, exercise, sale and expiration of subscription rights and the acquisition, ownership, exercise, expiration and sale of warrants received upon the exercise of subscription rights, including the effects of applicable tax treaties, state, local, foreign or other tax laws and possible changes in the tax laws.

Issuance of Subscription Rights

        A U.S. Holder’s receipt of subscription rights pursuant to the rights offering likely will not be taxable under U.S. federal income tax laws. The distribution of the subscription rights would be taxable under U.S. federal income tax laws if it were part of a “disproportionate distribution,” that is, if it were to have the effect of the receipt of cash or other property by some holders of our ordinary shares and an increase in the proportionate interest of other holders of our ordinary shares in our assets or earnings and profits. For this purpose, holders of our convertible subordinated notes are considered holders of our ordinary shares. The conversion ratio of our outstanding convertible subordinated notes, by their terms, will adjust as a result of the distribution of subscription rights, and this adjustment should prevent the distribution of the subscription rights from being considered part of a “disproportionate distribution.” The following discussion of the material U.S. federal income tax consequences of the rights offering assumes that U.S. Holders will not be subject to U.S. federal income tax upon the receipt of subscription rights pursuant to the rights offering.

Tax Basis and Holding Period of Subscription Rights

        A U.S. Holder’s tax basis in subscription rights received pursuant to the rights offering generally must be determined by allocating such U.S. Holder’s tax basis in his, her or its ordinary shares between such ordinary shares and the subscription rights based on their respective fair market values on the date of the rights distribution. If the fair market value of the subscription rights is less than 15% of the fair market value (on the date of distribution) of the ordinary shares with respect to which the rights are distributed, however, the U.S. Holder’s tax basis in the subscription rights received pursuant to the rights offering will be zero, unless such U.S. Holder irrevocably elects (in his, her or its U.S. federal income tax return for the tax year in which the subscription rights are received) to allocate a portion of the tax basis of his, her or its ordinary shares to such subscription rights as described in the preceding sentence. Tax basis may not be allocated to subscription rights which expire without having been exercised at the end of the subscription period. The holding period of subscription rights received pursuant to the rights offering will include the holding period of the ordinary shares with respect to which the subscription rights were distributed.

Expiration of Subscription Rights

        If a U.S. Holder does not exercise his, her or its subscription rights prior to the end of the subscription period and such U.S. Holder continues to hold the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder will recognize no gain or loss and his, her or its tax basis in the ordinary shares with respect to which the subscription rights were distributed will be equal to such U. S. Holder’s tax basis in such ordinary shares before receipt of the subscription rights. If a U.S. Holder’s subscription rights expire without exercise after the U.S. Holder has disposed of the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder likely would recognize a capital loss which generally would be treated as U.S.-source capital loss for purposes of computing any allowable U.S. foreign tax credit. Such capital loss would be short-term or long-term capital loss, depending on the U.S. Holder’s holding period with respect to the subscription rights, determined as described in “– Tax Basis and Holding Period of Subscription Rights” above. Deductions for capital losses are subject to limitations under the Code.

Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares and Warrants

        A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights. The acquisition of our ordinary shares and warrants upon the exercise of each subscription right should be treated for U.S. federal income tax purposes as the acquisition of a single package consisting of two components: one ordinary share and the related warrants to purchase ordinary shares. A U.S. Holder’s initial tax basis in each package received upon the exercise of a subscription right will be equal to the sum of the subscription price paid plus the U.S. Holder’s tax basis, if any, in such subscription right, determined as described in “–Tax Basis and Holding Period of Subscription Rights” above. This initial tax basis must be allocated among the two components of each package based on their relative fair market values on the date of exercise of such subscription right. U.S. Holders should consult their tax advisors regarding the proper allocation of tax basis among the ordinary shares and warrants acquired upon the exercise of a subscription right and the specific tax consequences to them of such allocation.

        A U.S. Holder’s holding period for the ordinary shares and warrants acquired upon the exercise of a subscription right will begin on the date of exercise.

        If a U.S. Holder exercises a subscription right received in the rights offering after disposing of ordinary shares at a loss, or if a U.S. Holder disposes of ordinary shares at a loss soon after exercising a subscription right, the deductibility of such loss resulting from the sale of the ordinary shares may be limited under the “wash sale” rules in Section 1091 of the Code. U.S. Holders should consult their tax advisors regarding the potential application of these rules.

Exercise of Warrants; Expiration or Lapse of Warrants Without Exercise

        A U.S. Holder will not recognize any gain or loss upon the exercise of a warrant to purchase our ordinary shares. The initial tax basis in the ordinary shares acquired upon the exercise of the warrant generally will equal the sum of the U.S. Holder’s tax basis in the warrant plus the exercise price of the warrant, and his, her or its holding period with respect to the ordinary shares acquired upon the exercise of the warrant will begin on the date of exercise.

        Upon the lapse or expiration of a warrant, a U.S. Holder should recognize a loss in an amount equal to his, her or its tax basis in the warrant. Such loss generally would be a long-term or short-term capital loss, depending on the U.S. Holder’s holding period with respect to the warrant, determined as described in “– Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares and Warrants” above. Deductions for capital losses are subject to limitations under the Code.

Disposition of Warrants

        Except as provided under the PFIC rules described in “Item 10E. Taxation – United States Federal Income Tax Considerations – Passive Foreign Investment Company Status” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, upon the sale, exchange or other disposition of warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between his, her or its tax basis in such warrants and the amount realized upon the disposition (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). Such gain or loss will be long-term if the U.S. Holder’s holding period with respect to the warrants is more than one year at the time of the disposition and, subject to certain exceptions, will be treated as U.S.-source for U.S. foreign tax credit purposes. The deductibility of any losses realized upon the sale, exchange or other disposition of warrants is subject to limitations under the Code.

Acquisition, Ownership and Disposition of Ordinary Shares

        For a discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our ordinary shares, including the taxation of any dividends paid with respect to our ordinary shares, the treatment of a U.S. Holder’s sale, exchange or other taxable disposition of our ordinary shares, the consequences of our treatment as a PFIC for U.S. federal income tax purposes and the potential application of U.S. information reporting requirements and backup withholding taxes, see “Item 10E. Taxation – United States Federal Income Tax Considerations – Passive Foreign Investment Company Status” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus. In particular, with regard to the consequences of our treatment as a PFIC for U.S. federal income tax purposes, it should be noted that we likely would be deemed to have been a PFIC during each of 2002, 2003, 2004, 2007 and 2008 (but not in 2005 or 2006), and there can be no assurance that we will not be deemed a PFIC in 2009 or any future tax year by reason of the composition of our assets or income in such year. The determination of our PFIC status in 2009 and subsequent years will depend, in part, on how, and how quickly, we invest the proceeds of the rights offering. If we are a PFIC for any tax year, U.S. holders of our ordinary shares during such tax year may be subject to increased U.S. federal income tax liabilities and reporting requirements for such year and succeeding years, even if we are no longer a PFIC in such succeeding years.

        U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of their receipt of any distributions with respect to our ordinary shares, their exchange or other taxable disposition of ordinary shares, our status as a PFIC and the eligibility, manner and advisability of making certain elections if we are treated as a PFIC and the potential application of U.S. information reporting requirements and backup withholding taxes.

CERTAIN ISRAELI TAX CONSIDERATIONS

        The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The Distribution of the Subscription Rights

        We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

        Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

        Provisions of Israeli tax law may treat a sale of securities listed on a stock exchange differently than the sale of other securities.

        Israeli Residents

        Generally, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless, among others, such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate shall be 25%. Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed shares, unless such companies were not subject to the Israeli Income Tax (Inflationary Adjustment) Law, 5745-1985, or the Inflationary Adjustments Law, (or certain regulations) as of August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) shareholders who acquired their shares prior to an initial public offering (that may be subject to a different tax arrangement).

        Section 94(D) of the Israeli Income Tax Ordinance [New Version], 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.” Section 94(A) of the Tax Ordinance provides that at the time of disposition of bonus shares issued to an individual, company or association of individuals, or at the time of sale of shares in respect of which the bonus shares were issued, defined as the Principal Shares, the bonus shares will be deemed to have been purchased on the date the Principal Shares were purchased. In addition, the section provides that the original price (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original price of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares. In accordance with Section 94(E) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the finance committee of the Israeli Parliament, promulgate rules for calculating the amount of the benefit component. Such rules have not been published.

        The original price of our shares acquired by individuals prior to January 1, 2003 will generally be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

        Regarding sales of our shares through the exercise of warrants, the original price of such shares (i.e., the cost basis for tax purposes) will be considered as being the original price of the warrants, and the payment that will be paid when exercising the warrants into shares will be considered as additional cost basis of such shares for tax purposes. Also, for tax purposes, the date of purchase of said shares will be considered as the date of purchase of the warrants (excluding with respect to the payment for exercising the warrants which will result in a later date of purchase for the corresponding portion of the cost basis for tax purposes).

        It is possible that the Israeli Tax Authority may seek to ascribe, for Israeli tax purposes, a portion of the subscription price to the warrants issued in the rights offering, as is common practice in offerings on the Tel Aviv Stock Exchange. In such case, the ascription of a portion of the subscription price to the warrants should be in accordance with the relative value of each type of securities (i.e. shares and warrants of each class), determined according to the average closing price for each security for the first three trading days following listing of such securities.

        Non-Israeli Residents

        Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange outside of Israel, provided however that such shareholders did not acquire their shares prior to an initial public offering, that the gains did not derive from a permanent establishment of such shareholders in Israel, and that such shareholders are not subject to the Inflationary Adjustments Law. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In certain instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

        In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S. – Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or the unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the Treaty U.S. Resident would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Residents on Dividend Distributions

        Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares or stock dividends, income tax is generally withheld at source at the rate: (i) of 20%; or (ii) 15% for dividends from income generated by an Approved Enterprise (or Benefited Enterprise) under Israel’s Law for the Encouragement of Capital Investment, 5719-1959; unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence.

        Under the U.S.-Israel Tax Treaty, such tax rate is reduced to 12.5% for dividends not generated by an Approved Enterprise (or Benefited Enterprise) if the shareholder is a U.S. corporation and holds at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and during the whole of its prior tax year, and provided not more than 25% of our gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding shares of the voting stock of which is owned by us. Dividends generated by an Approved Enterprise (or Benefited Enterprise) are taxed at the rate of 15%.

EXPENSES OF THE RIGHTS OFFERING

        We have agreed to pay substantially all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent, subscription agent and information agent fees. We estimate that the expenses for which we will be responsible in connection with the rights offering will be approximately $[               ].

        The following table sets forth the various expenses expected to be incurred by us in connection with the rights offering. All amounts shown are estimates, except the SEC registration fee.

Amount

SEC registration fee	$1,747.66
Legal fees and expenses
Transfer, subscription and information agent fees
Accounting fees and expenses
Printing, EDGAR formatting and mailing expenses
Miscellaneous expenses
Total

LEGAL MATTERS

        The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., Tel-Aviv, Israel. Some legal matters relating to United States law will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

        Orckit's consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Item 15 "Controls and Procedures – Management's Annual Report on Internal Control over Financial Reporting") incorporated in this prospectus by reference to Orckit's Annual Report on Form 20-F for the year ended December 31, 2008, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in Israel. Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

        Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters. Subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

—	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

—	the judgment is no longer appealable;

—	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

—	the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

—	the judgment was obtained by fraud;

—	there was no due process;

—	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

—	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

—	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in New Israeli Shekels, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in New Israeli Shekels at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in New Israeli Shekels ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time. Judgment creditors bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

        We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet as described below.

        In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information.

        You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.orckit.com. Our website does not form part of this prospectus.

        We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to the extent that such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the rights offering. The documents we incorporate by reference are:

—	our Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

—	our unaudited financial statements attached to the press release attached as Exhibit 99.1 to our Report on Form 6-K filed with the SEC on May 14, 2009; and

—	the descriptions of our ordinary shares set forth in our Registration Statement on Form 8-A filed with the SEC on August 27, 1996 and the amendment thereto on Form 8-A/A filed with the SEC on July 6, 2009, and the description of our shareholder bonus rights set forth in our Registration Statement on Form 8-A filed with the SEC on November 27, 2001 and the amendment thereto on Form 8-A/A filed with the SEC on June 24, 2003, and any amendment or report filed for the purpose of updating that description.

        The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

        We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Orckit Communications Ltd.
126 Yigal Allon Street
Tel-Aviv 67443, Israel
Telephone: (972) 3-696-2121

or to our agent in the United States:

Puglisi Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

         Exculpation of Office Holders

        Under the Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association allow us to exempt our office holders to the fullest extent permitted by law, and we have done so.

        Insurance of Office Holders

        Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into an insurance contract which would provide coverage for any monetary liability incurred by any of our office holders, with respect to an act performed in the capacity of an office holder for:

—	a breach of his duty of care to us or to another person;

—	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

—	a financial liability imposed upon him in favor of another person.

        We obtained liability insurance covering our officers and directors.

        Indemnification of Office Holders

        Our articles of association provide that we may indemnify an office holder against:

—	a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court concerning an act performed in his capacity as an office holder. Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which our board of directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criterion determined by our board of directors to be reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify;

—	reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by or on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

        We have undertaken to indemnify our directors and officers pursuant to applicable law.

        Limitations on Exculpation, Insurance and Indemnification

        The Companies Law provides that a company may not exculpate or indemnify an office holder, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

—	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if the breach was committed intentionally or recklessly;

—	any act or omission committed with the intent to derive an illegal personal benefit; or

—	any fine imposed on the office holder.

        In addition, under the Companies Law, exculpation of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders. We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors and have granted amended and restated indemnification and exculpation letters to our directors and officers that require us to indemnify them to the fullest extent permitted by applicable law.

        Our articles of association also provide that, subject to the provisions of applicable law, we may procure insurance for or indemnify any person who is not an office holder, including without limitation, any of our employees, agents, consultants or contractors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the forgoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9.	Exhibits

Exhibit No.	Description

4.1(1)	Bonus Rights Agreement, dated as of November 20, 2001, between Orckit Communications Ltd. and American Stock Transfer & Trust Company, as Rights Agent.

4.2(2)	Amendment No. 1, dated as of February 5, 2003, to Bonus Rights Plan, dated as of November 20, 2001, between Orckit Communications Ltd. and American Stock Transfer & Trust Company, as Rights Agent.

4.3*	Form of Subscription Rights Certificate to Purchase Rights for Ordinary Shares of Orckit Communications Ltd.

4.4*	Form of Warrant Certificate for [ ]-year Warrants.

4.5*	Form of Warrant Certificate for [ ]-year Warrants.

4.6*	U.S. Subscription Agent Agreement.

4.7*	Warrant Agency Agreement.

4.8*	Form of Instructions as to Use of Subscription Rights Certificates.

4.9*	Form of Notice to Shareholders who are Record Holders.

4.10*	Form of Notice to Shareholders who are Acting as Nominees.

4.11*	Form of Notice to Clients of Shareholders who are Acting as Nominees.

4.12*	Form of Beneficial Owner Election Form.

4.13*	Form of Nominee Holder Certification.

5.1*	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

23.1	Consent of Kesselman and Kesselman, independent auditors.

23.2*	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (to be included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

* To be filed by amendment.

(1) Incorporated by reference to Orckit Communications Ltd.'s Registration Statement (File No. 000-28724) on Form 8-A.

(2) Incorporated by reference to Orckit Communications Ltd.'s Registration Statement (File No. 000-28724) on Form 8-A/A.

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on July 6, 2009.

ORCKIT COMMUNICATIONS LTD. By: /s/ Eric Paneth —————————————— Eric Paneth Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Eric Paneth, Izhak Tamir and Uri Shalom, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Paneth —————————————— Eric Paneth	Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2009

/s/ Uri Shalom —————————————— Uri Shalom	Chief Financial Officer (Principal Financial and Accounting Officer)	July 6, 2009

/s/ Izhak Tamir —————————————— Izhak Tamir	Chairman of the Board and President	July 6, 2009

/s/ Jed M. Arkin —————————————— Jed M. Arkin	Director	July 6, 2009

/s/ Moti Motil —————————————— Moti Motil	Director	July 6, 2009

—————————————— Moshe Nir	Director

/s/ Amiram Levinberg —————————————— Amiram Levinberg	Director	July 6, 2009

/s/ Yair Shamir —————————————— Yair Shamir	Director	July 6, 2009

Authorized Representative in the United States:

PUGLISI & ASSOCIATES By: /s/ Donald J. Puglisi —————————————— Donald J. Puglisi Managing Director	July 6, 2009

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Bonus Rights Agreement, dated as of November 20, 2001, between Orckit Communications Ltd. and American Stock Transfer & Trust Company, as Rights Agent.

4.2(2)	Amendment No. 1, dated as of February 5, 2003, to Bonus Rights Plan, dated as of November 20, 2001, between Orckit Communications Ltd. and American Stock Transfer & Trust Company, as Rights Agent.

4.3*	Form of Subscription Rights Certificate to Purchase Rights for Ordinary Shares of Orckit Communications Ltd.

4.4*	Form of Warrant Certificate for [ ]-year Warrants.

4.5*	Form of Warrant Certificate for [ ]-year Warrants.

4.6*	U.S. Subscription Agent Agreement.

4.7*	Warrant Agency Agreement.

4.8*	Form of Instructions as to Use of Subscription Rights Certificates.

4.9*	Form of Notice to Shareholders who are Record Holders.

4.10*	Form of Notice to Shareholders who are Acting as Nominees.

4.11*	Form of Notice to Clients of Shareholders who are Acting as Nominees.

4.12*	Form of Beneficial Owner Election Form.

4.13*	Form of Nominee Holder Certification.

5.1*	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

23.1	Consent of Kesselman and Kesselman, independent auditors.

23.2*	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. (to be included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

* To be filed by amendment.

(1) Incorporated by reference to Orckit Communications Ltd.‘s Registration Statement (File No. 000-28724) on Form 8-A.

(2) Incorporated by reference to Orckit Communications Ltd.‘s Registration Statement (File No. 000-28724) on Form 8-A/A.